    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 20, 2000.



                                                      REGISTRATION NO. 333-34438

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2


                                       TO


                                    FORM S-4
                            ------------------------

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        VOICESTREAM WIRELESS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                 4812                                91-1983600
     (STATE OR OTHER JURISDICTION           (PRIMARY STANDARD INDUSTRIAL                  (IRS EMPLOYER
  OF INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBERS)               IDENTIFICATION NO.)

                             3650 131ST AVENUE S.E.
                           BELLEVUE, WASHINGTON 98006
                                 (425) 653-4600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              ALAN R. BENDER, ESQ.
                           EXECUTIVE VICE PRESIDENT,
                         GENERAL COUNSEL AND SECRETARY
                    VOICESTREAM WIRELESS HOLDING CORPORATION
                             3650 131ST AVENUE S.E.
                           BELLEVUE, WASHINGTON 98006
                                 (425) 653-4600
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                WITH COPIES TO:

               G. SCOTT GREENBURG, ESQ.                                 BARRY A. ADELMAN, ESQ.
                MATTHEW S. TOPHAM, ESQ.                                  D. ROGER GLENN, ESQ.
               PRESTON GATES & ELLIS LLP                             FRIEDMAN KAPLAN & SEILER LLP
                 5000 COLUMBIA CENTER                                      875 THIRD AVENUE
                    701 5TH AVENUE                                     NEW YORK, NEW YORK 10022
               SEATTLE, WASHINGTON 98104

    Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 426(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS


                        VOICESTREAM WIRELESS CORPORATION

                               [VOICESTREAM LOGO]
                            ------------------------

OFFER TO EXCHANGE:             Our registered 11 1/2% Senior Notes due 2009
                               for
                               Omnipoint Corporation's outstanding unregistered notes with substantially identical terms

                            ------------------------

     Holders of Omnipoint's notes who tender to exchange will receive a like amount of our registered senior notes having substantially identical terms.

     Omnipoint became our subsidiary on February 25, 2000.


     The exchange and purchase offers we are making will expire at 5:00 p.m., New York City time on May 31, 2000. The new notes we will issue will not trade on any exchange.


     See "Risk Factors" beginning on page 7 to read about risk factors you should consider in connection with the matters discussed in this prospectus.

     NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROSPECTUS OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


                 THE DATE OF THIS PROSPECTUS IS APRIL 24, 2000.

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Where You Can Find More Information...    1
Incorporation of Certain Documents by
  Reference...........................    1
Prospectus Summary....................    2
Risk Factors..........................    7
The Exchange Offer....................   13
The Company...........................   18
Ratio of Earnings to Fixed Charges....   18
Use of Proceeds.......................   19



                                        PAGE
                                        ----
Description of The Notes..............   20
Book-Entry; Delivery and Form.........   46
Certain United States Federal Income
  Tax Considerations..................   47
Plan of Distribution..................   51
Legal Matters.........................   51
Experts...............................   52
Where to Find More Information........   52


     We have not authorized any dealer, salesperson or other person to give any information or to make any representations in connection with the offer contained herein other than those contained in this prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the us. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our business affairs or condition since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

                      WHERE YOU CAN FIND MORE INFORMATION

     We and our subsidiary Omnipoint Corporation are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, must file periodic reports, proxy statements and other information with the Securities and Exchange Commission. All such information is available to the public over the Internet at the SEC's web site at http://www.sec.gov and may be copied at any of the following public reference facilities:

Public Reference Room           New York Regional Office        Chicago Regional Office
450 Fifth Street, N.W.          7 World Trade Center            Citicorp Center
Judiciary Plaza                 Suite 1300                      500 West Madison Street
Washington, D.C. 20549          New York, N.Y. 10048            Suite 1400
                                                                Chicago, IL 60661-2511

Copies of these documents may also be obtained at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549.

     This prospectus constitutes a part of a registration statement on Form S-4 that we have filed with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules thereto. Reference is hereby made to the registration statement and its exhibits and schedules for further information about us and the securities offered through this exchange offer. Statements contained in this prospectus concerning any documents filed as exhibits to the registration statement or otherwise filed with the SEC are not necessarily complete, and in each statement a reference is made to the filed document itself. Each statement about a filed document is qualified in its entirety by this reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them into this prospectus, which means that:

     - incorporated documents are considered part of this prospectus; and

     - we can disclose important business and financial information about us or Omnipoint, which is not included in or delivered with this prospectus, to you by referring you to those other documents.

     We incorporate by reference into this prospectus the documents listed below, as amended and supplemented, and all documents filed by us or Omnipoint with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the date on which the exchange offer made hereby is consummated:

     - our Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

     - our Report on Form 8-K dated March 22, 2000; and

     - Omnipoint Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

     You can obtain any of the filings incorporated by reference into this document through us or from the SEC through the SEC's web site or at the addresses listed above. Documents incorporated by reference into this prospectus, except for any exhibits to those documents that are not expressly incorporated by reference into those documents, are available from us without charge by requesting them in writing or by telephone at the following address and telephone number:

                        VoiceStream Wireless Corporation
                             3650 131st Avenue S.E.
                           Bellevue, Washington 98006
                         Attention: Investor Relations
                                 (425) 653-4600

     If you request any incorporated documents from us, we will mail them to you by first-class mail, or by another equally prompt means, within one business day after we receive your request. In order to obtain timely delivery of these documents, however, you must make your request no later than five business days before the expiration date of the exchange offer.

                               PROSPECTUS SUMMARY

     This summary highlights information presented elsewhere in this prospectus or incorporated by reference into this prospectus. This summary does not contain all the information that is important to you. We encourage you to read carefully this entire prospectus, including the "Risk Factors" section, and the documents we incorporate by reference. All references to "Company," "we" or "our" in this prospectus refer to VoiceStream Wireless Corporation and its subsidiaries collectively, unless the context otherwise requires.

                       SUMMARY OF TERMS OF THE EXCHANGE OFFER



     We will accept for exchange up to $205,000,000 aggregate principal amount of Omnipoint's outstanding 11 1/2% Senior Notes due 2009 for an equal aggregate principal amount of our new registered 11 1/2% Senior Notes due 2009. The new notes will be our obligations entitled to the benefits of the indenture relating to them.



Background....................   On September 23, 1999, Omnipoint completed a
                                 private placement of $205,000,000 aggregate principal amount of its 11 1/2% Senior Notes due 2009. In connection with that private placement, Omnipoint entered into a registration rights agreement in which it agreed to offer to exchange those notes for registered notes having substantially identical terms unless we completed our merger with Omnipoint and offered to exchange our own notes with substantially identical terms to those Omnipoint issued in the private placement.



Securities Offered............   We are offering up to $205,000,000 aggregate
                                 principal amount of our 11 1/2% Senior Notes due 2009, all of which will have been registered under the Securities Act of 1933.
                                 The terms of our new notes will be identical to the terms of Omnipoint's outstanding notes for which they are being exchanged, except for certain transfer restrictions and registration rights relating to the outstanding notes and except that, if the exchange offer is not completed on or prior to June 30, 2000, the interest rate borne by the outstanding notes will increase until the exchange offer is completed.



The Exchange Offer............   We are offering to accept Omnipoint's
                                 unregistered, outstanding notes in exchange for our new notes that will have been registered under the Securities Act of 1933. On or promptly after the expiration date of the exchange offers we will issue the new notes to holders of outstanding notes that wish to exchange them. The issuance of the new notes will satisfy Omnipoint's obligation contained in the registration rights agreement. For procedures for tendering, see "The Exchange and Cash Tender Offers and Consent Solicitation."



Expiration of the Exchange
Offers........................   5:00 p.m., New York City time, on May 31, 2000,
                                 unless we extend it.



Tenders; Withdrawal...........   You may withdraw your tender of Omnipoint's
                                 outstanding notes at any time before the offer expires. See "The Exchange Offer." If for any reason any tendered notes are not accepted for exchange, they will be returned as soon as practicable after the expiration or termination of our exchange offer.



Conditions to the Exchange
Offer.........................   Our exchange offer is subject to the condition
                                 that it does not violate applicable law or any applicable interpretation of the staff of the commission. There is no guarantee that this condition will be satisfied. You will have certain rights against Omnipoint under the registration rights agreement if neither it nor we complete the exchange offers for Omnipoint's outstanding notes.



Federal Income Tax
Considerations................   The exchange of our new notes for Omnipoint's
                                 outstanding notes pursuant to the exchange offer will constitute a taxable exchange for federal income tax purposes. See "Certain
                                 United States Federal Income Tax
                                 Considerations."



Exchange Agent................   HSBC Bank USA is serving as the exchange agent
                                 in connection with the exchange offer.



Use of Proceeds...............   We will not receive any cash proceeds from the
                                 issuance of the new notes in connection with the exchange offer.



Consequences If You Do Not
  Exchange Outstanding
  Notes.......................   Omnipoint's outstanding notes that are not
                                 tendered to us or are not accepted for exchange will continue to accrue interest, but will not retain any rights under the registration rights agreement and will bear legends restricting their transfer. They may not be offered for sale or sold except:


                                 - Pursuant to an exemption from the
                                   registration requirements of the Securities
                                   Act of 1933; or

                                 - Pursuant to an effective registration
                                   statement under the Securities Act of 1933.


                                 Omnipoint does not anticipate that it will register any of its outstanding notes under the Securities Act of 1933.



                        SUMMARY DESCRIPTION OF OUR NEW NOTES



Notes Offered.................   $205 million in principal amount of our 11 1/2%
                                 Senior Notes Due September 23, 2009. Upon maturity, we will pay the principal of, premium, if any, and interest on the senior notes in immediately available funds.



Maturity Date.................   September 23, 2009.



Yield and Interest............   Our notes will bear interest payable
                                 semiannually in arrears, at a rate of 11 1/2% per annum, on March 15 and September 15 of each year, commencing March 15, 2000. Interest on our notes will be deemed to have begun accruing on the later of March 15, 2000 or the date on which interest was last paid on the senior notes.



Ranking.......................   Our notes will be senior unsecured obligations
                                 of ours. As such, they:



                                 - will rank equal in right of payment with all
                                   of our other senior unsecured indebtedness,

                                 - will rank senior in right of payment to all
                                   of our subordinated unsecured indebtedness;


                                 - will rank junior to our secured obligations,
                                   with respect to the assets which are pledged, and will rank equal to such obligations to the extent that the pledged assets do not satisfy the secured obligations; and



                                 - will rank junior to all existing and future
                                   indebtedness and other liabilities of our subsidiaries. On February 29, 2000, the aggregate indebtedness and liabilities of our subsidiaries was approximately $3.3 billion. The aggregate indebtedness and liabilities of Aerial Communications, Inc., which we expect to become a subsidiary of ours, was $411.8 million on December 31, 1999.



Optional Redemption...........   We have the option to redeem our notes, in
                                 whole or in part, at any time on or after September 15, 2004, at the redemption prices set forth in this prospectus under "Description of the Notes -- Optional Redemption" plus accrued and unpaid interest, if any, to the date of redemption.


                                 In addition:


                                 - On or before September 15, 2002, we have the
                                   option to apply proceeds from qualifying equity sales to redeem up to 35% of the originally issued principal amount of the senior notes at a price of 111.50% of the principal amount thereof plus accrued and unpaid interest to the date of redemption provided that after the redemption at least 65% thirds of the originally issued aggregate principal amount of the senior notes remains outstanding.


                                 - We may be required to offer to repurchase the
                                   notes upon the occurrence of a change of control and a ratings decline or upon certain asset dispositions.


Sinking Fund..................   The notes will not be entitled to any sinking
                                 fund.



Change of Control.............   Upon a change of control and a ratings decline,
                                 we will be required to offer to purchase the notes for a purchase price in cash equal to 101% of the accreted value or principal amount at maturity of the notes, as applicable, plus accrued and unpaid interest. However, we will not be able to repurchase notes without obtaining written consents from or repaying the lenders under our credit facility.



Restrictive Covenants.........   The indenture under which we will issue the
                                 notes restrict our (and our subsidiaries') ability to do the following:


                                 - incur additional indebtedness;

                                 - make payments in respect of securities that
                                   are junior to our notes;

                                 - allow restrictions on our subsidiaries'
                                   ability to make payments to us;



                                 - cause our subsidiaries to guarantee our debt;


                                 - enter into transactions with affiliates;

                                 - issue capital stock of our subsidiaries;


                                 - grant liens on our property;


                                 - enter into sale and leaseback transactions;

                                 - dispose of significant assets; and

                                 - engage in consolidations, mergers and asset
                                   transfers.


Settlement and Book-Entry
Form..........................   Our notes will be evidenced by a note in global
                                 form which will be deposited with a custodian for, and registered in the name of the nominee of, The Depository Trust Company ("DTC") in New
                                 York, New York.

                                  RISK FACTORS

     Before agreeing to accept our new notes, you should carefully consider the risks described below, in addition to the other information presented in this prospectus or incorporated by reference into this prospectus. If any of the following risks actually occur, they could seriously harm our business, financial condition or results of operations. In such case, you may lose all or part of your investment.

THE NOTES ARE THE OBLIGATIONS OF A HOLDING COMPANY WHICH HAS NO OPERATIONS AND DEPENDS ON SUBSIDIARIES FOR CASH, AND ITS SUBSIDIARIES MAY BE LIMITED IN THEIR ABILITY TO MAKE FUNDS AVAILABLE

     Tendering Omnipoint note holders will be exchanging a note that is not structurally subordinate to the general obligations of Omnipoint for one that is. As a holding company, we will not hold substantial assets other than our direct or indirect investments in and advances to our operating subsidiaries. Consequently, our subsidiaries conduct all of our consolidated operations and own substantially all of our consolidated assets. Our cash flow and our ability to meet our debt service obligations on the notes will depend upon the cash flow of our subsidiaries and the payment of funds by the subsidiaries to us in the form of loans, equity distributions or otherwise. Our subsidiaries are not obligated to make funds available to us for payment on the notes or otherwise. In addition, our subsidiaries' ability to make any loans or distributions to us will depend on their earnings, the terms of their indebtedness, business and tax considerations and legal restrictions.

     Because of the structure described above, the notes will be subordinate to all borrowings and liabilities of our subsidiaries. Our lenders under credit facility and all creditors of any of our subsidiaries will have the right to be paid before you from any cash received or held by our subsidiaries. In the event of bankruptcy, liquidation or dissolution of a subsidiary, following payment by the subsidiary of its liabilities, it may not have sufficient assets remaining to make any payments to us as a shareholder or otherwise. As of February 29, 2000, the total outstanding indebtedness and liabilities of our subsidiaries was approximately $3.3 billion. The aggregate liabilities and indebtedness of Aeriel Communications, Inc., which we expect to become our subsidiary, was $411.8 million on December 31, 1999.


A TENDERING OMNIPOINT NOTEHOLDER WILL RECOGNIZE GAIN OR LOSS FOR U.S. FEDERAL INCOME TAX PURPOSES



     The tendering Omnipoint note holder will recognize gain or loss for U.S. federal income tax purposes generally equal to the difference between the holder's basis in the outstanding Omnipoint Notes and the issue price of our Notes. The issue price of our Notes should be their fair market value on the date of the exchange, assuming that the Notes are "publicly traded" as defined in applicable Treasury Regulations.


WE FACE INTENSE COMPETITION FROM OTHER WIRELESS SERVICE PROVIDERS, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO GROW OUR SUBSCRIBER BASE AND REVENUES

     We compete with providers of PCS, cellular and other wireless communications services. Under the current rules of the FCC, up to seven PCS licensees and two cellular licensees may operate in each geographic area. Proposed or future rules may increase the number of licenses available. With so many companies targeting many of the same customers, competition is intense. We compete against AT&T Wireless Services, Inc., Bell Atlantic Mobile Systems, Nextel Communications, Inc., SBC Communications, Sprint Corp. (PCS Group), US West Wireless LLC and Vodafone AirTouch Cellular Communications, Inc., among others. Many of these competitors have substantially greater financial resources than we do, and several operate in multiple segments of the industry. AT&T Wireless, Nextel and Sprint PCS operate substantially nationwide networks and Bell Atlantic Mobile

Systems and Vodafone AirTouch, among others, through joint ventures and affiliation arrangements, operate or plan to operate substantially nationwide wireless systems throughout the continental United States. As a result of such competition, we cannot assure you that we will be able to successfully attract and retain customers and increase our subscriber base and revenues.

WE HAVE A LIMITED OPERATING HISTORY WITH SUBSTANTIAL OPERATING LOSSES AND NEGATIVE CASH FLOW, AND WE MAY NOT BECOME PROFITABLE

     We were incorporated in June 1999 and have not conducted any activities other than in connection with our organization and the transactions through which we became the parent company of VS Washington, Inc. (formerly VoiceStream Wireless Corporation, a Washington corporation) and Omnipoint on February 25, 2000. On a pro forma basis giving retroactive effect to the Omnipoint merger, we sustained operating losses of approximately $1.0 billion in 1999, and also on a pro forma basis as of December 31, 1999, we had an accumulated deficit of $1.1 billion and equity, net of accumulated deficit, of $3.2 billion. We expect Aerial Communications, Inc. to become our subsidiary. Aerial sustained operating losses of approximately $210.0 million in 1999. As of December 31, 1999, Aerial had an accumulated deficit of $800.2 million and equity, net of accumulated deficit, of $410.6 million. We expect to incur significant operating losses and to generate negative cash flow from operating activities during the next several years while we continue to develop and construct our systems and grow our subscriber base. We cannot assure you that we will achieve or sustain profitability or positive cash flow from operating activities in the future or that we will generate sufficient cash flow to service current or future debt requirements.

OUR SUBSTANTIAL DEBT LIMITS OUR ABILITY TO BORROW ADDITIONAL FUNDS TO FINANCE OUR GROWTH, CREATES FINANCIAL AND OPERATING RISKS, AND MAKES US VULNERABLE TO INCREASES IN INTEREST RATES

     We are highly leveraged and subject to strict financial limitations because we have incurred a significant amount of debt in building their systems and subscriber bases. Our total debt is approximately $4.8 billion. In addition, as of December 31, 1999, Aerial's total debt was approximately $411.8 million. Our level of debt, and the incurrence of additional debt in the future, could have important consequences to you. For example, it could:

     - make it more difficult for us to satisfy our obligations with respect to our existing indebtedness;

     - require us to dedicate a substantial portion of our cash flow from operations to paying principal and interest on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions of additional systems and other general corporate requirements;

     - limit our flexibility in reacting to changes in our business and the wireless industry generally;

     - limit our ability to borrow additional funds due to applicable financial and restrictive covenants in such indebtedness; and

     - make us more vulnerable to increases in prevailing interest rates because certain of our borrowings are and will continue to be at variable rates of interest.

IF WE CANNOT RAISE SUFFICIENT FUNDS TO MEET OUR SIGNIFICANT FUTURE CAPITAL REQUIREMENTS, WE WILL NOT BE ABLE TO COMPETE EFFECTIVELY IN THE WIRELESS COMMUNICATIONS INDUSTRY

     Our systems and the systems of joint ventures in which we are an investor are not completely built out and do not have nationwide coverage. The build-out of these systems and the development of new systems will require significant capital expenditures. We plan to meet our additional capital needs for the build-out of our systems with the proceeds from credit facilities and other borrowings, the proceeds from sales of additional debt securities, the sale or issuance of equity securities, financing arrangements with vendors and through joint ventures. We cannot guarantee that we will be able to raise sufficient additional capital on commercially reasonable terms or at all. If we do not raise sufficient funds, we may delay or abandon some or all of our planned build-out or expenditures, which could materially limit our ability to compete in the wireless communications industry.

THERE IS A RISK THAT OUR EXPANSION WILL BE CONSTRAINED BECAUSE OUR ABILITY TO EXPAND AND PROVIDE SERVICE NATIONALLY IS LIMITED BY OUR ABILITY TO OBTAIN FCC LICENSES

     Even combined with Aerial, we will not have licenses covering the entire United States. Our ability to expand is limited to those markets where we have obtained or can obtain licenses with sufficient spectrum to provide PCS service, or where we can economically become resellers of service. Because there are a limited number of licenses available, and because resale agreements require mutual consent of the incumbent PCS license holders, there is a risk that we may not be able to obtain the licenses we need for expansion.

WE ARE AT RISK OF LOSING COVERAGE IN CERTAIN MARKETS BECAUSE WE HAVE ENTERED INTO JOINT VENTURES THAT WE DO NOT CONTROL IN AN ATTEMPT TO EXPAND INTO THOSE MARKETS

     When implementing the PCS licensing scheme in the United States, the FCC adopted rules that granted a narrow category of entities the right to bid for and own C and F Block licenses. We do not qualify to obtain C and F Block licenses. In order to continue to expand our system, we obtained 49.9% minority ownership interests in four joint ventures controlled by Cook Inlet Region, Inc., each of which qualified to hold licenses that we could not directly hold. In all markets where the joint ventures operate, including the Philadelphia, Chicago and Dallas markets, we are at risk because Cook Inlet is in control and can choose to operate independently of us. If the joint venture entities determine to operate independently our ability to compete on a national scale may be adversely affected.

OUR CURRENT AND FUTURE INVESTMENT IN EACH CURRENT JOINT VENTURE IS AT RISK BECAUSE WE HAVE LIMITED INVESTOR PROTECTIONS, AND WE MAY BE REQUIRED TO RELY ON ADDITIONAL JOINT VENTURES FOR FURTHER EXPANSION

     We do not control, and maintain only limited investor protection rights, in the four joint venture entities controlled by Cook Inlet Region, Inc. We have substantial financial commitments to these joint ventures, which must rely on corresponding financial commitments from Cook Inlet. Also, many of the systems owned by these joint venture entities have not been built out and the joint ventures will have substantial capital needs in connection with such build-outs. We cannot guarantee that these joint venture entities will be able to raise sufficient capital, whether through bank borrowings or otherwise, to complete the build-out of their systems. Similarly, due to the licensing restrictions discussed above, and because of the scarcity of available PCS licenses covering United States urban markets, we may be required to rely on similar joint ventures that we do not control for expansion into new markets. We cannot assure you that we will be able to find acceptable joint venture partners. In the event that we do find acceptable joint venture partners, due to our lack of control over these joint ventures, we cannot assure you that they will operate in a manner that increases the value of our business.

WE WILL BE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION, ANY CHANGE IN WHICH COULD AFFECT OUR BUILD-OUT PLAN OR FINANCIAL PERFORMANCE

     The licensing, construction, operation, sale and interconnection arrangements of wireless telecommunications systems are regulated to varying degrees by the FCC and, depending on the jurisdiction, also may be regulated by state and local governmental bodies. There can be no assurance that either the FCC or such state and local agencies will not adopt regulations or take other actions that would adversely affect our business. We cannot assure you that we will be able to obtain and retain all necessary governmental authorizations and permits. Failure to do so could negatively affect our existing operations and delay or prevent proposed operations.

THE FCC AND OTHER REGULATORY AGENCIES MUST APPROVE THE REORGANIZATION WITH AERIAL AND COULD DELAY OR REFUSE TO APPROVE THE REORGANIZATION OR IMPOSE CONDITIONS THAT COULD ADVERSELY AFFECT OUR BUSINESS OR FINANCIAL CONDITION

     The Communications Act and FCC rules require the FCC's prior approval of the transfer of control of Aerial's PCS licenses to us. Completion of the transactions through which we will become the parent company of Aerial are conditioned, among other factors, upon grants of the requisite FCC consents becoming final. A "final" FCC order is one that has not been stayed and is no longer subject to review by the FCC or the courts because the statutory period for seeking such review has expired without any request for review or stay pending. Following the FCC's grant of consent, we cannot assure you that there will not be any post-grant challenges by private parties or actions by the FCC or the courts that would delay or prevent finality. Though our board of directors and Aerial's board of directors, in the exercise of their business judgment, without seeking stockholder approval, may waive finality as a condition of closing, we cannot assure you that they will do so. We cannot assure you that the FCC will grant the applications, that the FCC will grant the applications without conditions, or that there will be no delay caused by the filing of a challenge to the transfer and assignment applications. Conditions imposed on any licenses granted or delays in granting of the licenses could impair the value of the licenses and reduce the value of our stock, and could lead to our inability to obtain financing necessary for our growth. If we are denied a license in a market we will not be able to operate in that market unless we maintain another license or acquire a new license for that market.

THERE IS A RISK THAT THE JOINT VENTURE ENTITIES IN WHICH WE HOLD INTERESTS COULD LOSE LICENSES AS A RESULT OF COURT PROCEEDINGS

     All C Block licenses held by Cook Inlet entities could be affected by U.S. Airwaves, Inc. v FCC, which is pending in the U.S. Court of Appeals for the D.C. Circuit. U.S. Airwaves is seeking judicial review of two orders in the FCC's rulemaking proceeding on payment financing for PCS licenses. Since these orders enabled initial C Block licensees to return licenses or modify the conditions of payment, there is a remote threat that if the orders are reversed, affected licenses could be returned to the Commission for reauction. Additionally, 25 licenses held by Cook Inlet joint ventures were issued subject to the outcome of the bankruptcy proceeding of the original licensee, a subsidiary of Pocket Communications Inc., which was conditionally granted 43 C Block licenses in 1996. Pursuant to an FCC order, the bankruptcy debtors elected to relinquish certain licenses, which subsequently were reauctioned, and the bankruptcy court issued an order making the election effective. A secured creditor of the debtors appealed and, as a result, the bankruptcy court stayed its order. Because the appeal is still pending there is uncertainty as to the referenced C Block licenses of the Cook Inlet entities. The district court could order the return of these licenses to the jurisdiction of the bankruptcy court. In the event that these licenses are so returned, it is unlikely that the Cook Inlet entities will be able to recoup any or all of the costs incurred by them in connection with the construction and development of systems related to such licenses. Loss of any license by any Cook Inlet entity will reduce or eliminate our ability to own interests in markets where the licenses are lost, thereby reducing our ability to compete with other national competitors.

THERE IS A RISK THAT WE WILL LOSE LICENSES IF THEY ARE NOT RENEWED BY THE FCC

     FCC licenses to provide PCS services are subject to renewal requirements and to revocation at any time for cause. Our licenses begin to expire in 2004. We cannot assure you that the FCC will renew our licenses. If we lose a license for a market we will not be able to operate in that market unless we maintain another license or acquire a new license for that market.

THERE IS A RISK THAT OUR SUBSIDIARY MAY HAVE TO MAKE SUBSTANTIAL TAX INDEMNITY PAYMENTS TO WESTERN WIRELESS CORPORATION


     In a spin-off transaction effected on May 3, 1999, Western Wireless distributed its entire 80.1% interest in VS Washington's common stock to its stockholders. Western Wireless will recognize gain as a result of the spin-off if the spin-off is considered to be part of a "prohibited plan," which is a plan or series of related transactions pursuant to which one or more persons acquire, directly or indirectly, 50% or more of VS Washington's common stock. This is a risk because VS Washington agreed to indemnify Western Wireless on an after-tax basis for any taxes, penalties, and interest and various other expenses incurred by Western Wireless if it is required to recognize such gain. Under the Internal Revenue Code, the reorganization and the related transactions through which we became the parent of VS Washington and Omnipoint, combined with Hutchison Telecommunications (PCS) USA's acquisition of its existing VS Washington stock within two years prior to the spin-off, will give rise to a rebuttable presumption that the spin-off was effected pursuant to a prohibited plan and, thus, that Western Wireless recognized gain as a result of the spin-off.


     The precise standard that must be met by VS Washington to rebut the presumption is not presently clear. Thus, counsel is unable to opine on the issue and there is a risk that VS Washington will be unable to rebut the presumption. In addition, no matter what the standard is for rebutting the presumption, there is a risk that the IRS would not agree that any facts that would be presented by VS Washington would establish that the spin-off was not effected pursuant to a prohibited plan, and there is a risk that a court would concur with such an IRS position. As a result, Western Wireless would be required to recognize gain upon the spin-off and VS Washington would be required to indemnify Western Wireless on an after-tax basis for its resulting taxes, penalties, if any, and interest, and various other expenses. We estimate that the range of VS Washington's indemnity exposure, not including penalties and interest, is from zero to $400 million. Thus, if VS Washington is required to make an indemnity payment to Western Wireless, it could have a material adverse effect on us.

CONCERNS OVER RADIO FREQUENCY EMISSIONS OR OTHER HEALTH AND SAFETY RISKS MAY DISCOURAGE USE OF WIRELESS SERVICES AND ADVERSELY EFFECT OUR BUSINESS

     Media reports have suggested that some radio frequency emissions from wireless handsets may raise various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may discourage the use of wireless handsets, which would adversely affect our business. Negative findings of studies concerning health and safety risks of wireless handsets could have an adverse effect on the wireless industry, our business, or the use of GSM technology. Such findings could lead to governmental regulations that may have an adverse effect on our business. Several states have proposed or enacted legislation which would limit or prohibit the use and/or possession of a mobile telephone while driving an automobile. If states adopt and strictly enforce such legislation, it may have an adverse effect on our business.

WE MAY BE UNABLE TO PURCHASE OUR NOTES UPON A CHANGE OF CONTROL

     Upon the occurrence of a change of control, you, along with all other holders of our notes, may require us to repurchase all or a portion of our notes at 101% of the principal amount (or accreted value in the case of senior discount notes) of the notes, together with accrued and unpaid interest to the date of repurchase. If a change of control were to occur, we may not have the financial resources to repay the notes, our credit facilities and any other indebtedness that would become payable upon the occurrence of such change of control. The covenant requiring us to repurchase the notes will, unless consents of lenders under our credit agreement are obtained, require us to repay all indebtedness then outstanding under our credit agreement in the event of a change of control. There can be no assurance that we will have sufficient funds available at the time of any change of control to make any debt payment (including repurchase of our notes) required by this covenant. See "Description of our new Notes -- Repurchase of Notes upon a Change of Control:

THIS PROSPECTUS INCLUDES FORWARD-LOOKING STATEMENTS AND WE CAUTION YOU NOT TO PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference in this prospectus contain statements that are not based on historical fact, including the words "believes," "anticipates," "intends," "expects" and similar words. These statements constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be significantly different from any future results, events or developments expressed or implied by such forward-looking statements. Such factors include, without limitation:

     - general economic and business conditions, both nationally and in the regions in which we operate;

     - technology changes;

     - competition;

     - changes in business strategy or development plans;

     - our high level of debt;

     - the ability to attract and retain qualified personnel;

     - existing governmental regulations and changes in, or the failure to comply with, governmental regulations;

     - product liability and other claims asserted against us; and

     - our ability and the ability of our third-party suppliers to take corrective action in a timely manner with respect to the year 2000 issue.

     Given these uncertainties, we caution you not to place undue reliance on such forward-looking statements.

                               THE EXCHANGE OFFER


     Subject to the terms and conditions in this prospectus and in the accompanying Letter of Transmittal, we will exchange Omnipoint's outstanding
11 1/2% Senior Notes due 2009 that are properly tendered on or before the expiration of the offers, and not withdrawn, for our registered new notes having identical terms. The expiration of the offers is 5:00 p.m., New York City time, on May 31, 2000 unless we extend it.


     We may, at any time or from time to time, extend the expiration date, by giving oral or written notice of such extension in the manner described below. During any such extension, all outstanding notes previously tendered will remain subject to the exchange offer and we may accept them for exchange. Any outstanding notes that we do not accept for exchange for any reason will be returned to you without cost as promptly as practicable after the expiration or termination of the exchange offer.

     This prospectus, together with the Letter of Transmittal, is first being sent on or about the date of this prospectus to all holders known to us of Omnipoint outstanding notes that are the subject of the offer described herein. Our obligation to accept outstanding notes for exchange or purchase is subject to certain conditions as set forth below under "-- Certain Conditions to the Exchange Offer."

     Outstanding notes tendered in the exchange offer must be in denominations of principal amounts of $1,000 and any integral multiples thereof.

     For each of our outstanding Omnipoint notes accepted for exchange, the holder will receive our new note having a principal amount equal to that of the surrendered outstanding note. The new notes will entitle the holders of the outstanding Omnipoint notes to receive any interest payment that would have otherwise been payable thereon. Holders of our outstanding notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of unpaid interest on those notes that accrued from the last interest payment date to the date of the issuance of our new notes. Consequently, holders of outstanding Omnipoint notes who exchange them for our new notes will receive the same interest payments that they would have received had they not accepted the exchange offer.

Procedures for Tendering Outstanding Notes

     In all cases, issuance of our new notes for outstanding Omnipoint notes that are accepted for exchange or payment will be made only after timely receipt by the exchange agent of:

          (i) certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at the book-entry transfer facility;

          (ii) a properly completed and duly executed Letter of Transmittal or an agent's message in lieu thereof; and

          (iii) all other required documents.

     The term "agent's message" means a message, transmitted by the book-entry transfer facility to and received by the exchange agent and depository. It forms a part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from the tendering participant stating that the participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce the Letter of Transmittal against that participant. THE METHOD OF DELIVERY OF THE OUTSTANDING NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF DELIVERY MADE IS BY MAIL, IT IS RECOMMENDED THAT

REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. NO DOCUMENTS SHOULD BE SENT TO US.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by one of the following eligible institutions:

     - a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

     - a commercial bank; or

     - a trust company having an office or correspondent in the United States; unless the notes tendered are tendered:

          (i) by a registered holder of the notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal; or

          (ii) for the account of an eligible institution.

     If tendered notes are registered to a person who did not sign the Letter of Transmittal, they must be endorsed by, or be accompanied by a written transfer or exchange, duly executed by the registered holder with the signature guaranteed by an eligible institution and appropriate powers of attorney, signed exactly as the name of the registered holder appears on the outstanding notes. All questions of satisfaction of the form of the writing will be determined by us in our sole discretion.

     If the Letter of Transmittal or any outstanding notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, submit evidence satisfactory to us of their authority to so act with the letter of transmittal.

     We will determine all questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or not to accept any particular outstanding notes if our acceptance would, in our opinion or in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offers as to any particular outstanding notes either before or after the expiration date.

     Our interpretation of the terms and conditions of the exchange offers (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within a time period we determine. Neither we, the exchange agent nor any other person is under any duty to give notification of defects or irregularities with respect to tenders of outstanding notes nor shall any of them incur any liability for failure to give such notification. Any outstanding notes will not be considered to have been properly tendered until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that have not been properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent and depository to the tendering holder unless otherwise provided in the Letter of Transmittal, as soon as practicable following the expiration date.

     In addition, we reserve the right in our sole discretion to:

          (i) purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date, or, to terminate the exchange offers; and

          (ii) to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise on terms different from the terms of the exchange offers.

Acceptance of Outstanding Notes for Exchange; Delivery of New Notes

     Upon satisfaction or waiver of the conditions to the exchange offers, we will accept, promptly, all outstanding notes properly tendered and will issue the new notes in exchange. See "-- Certain Conditions to the Exchange Offer."

     We are deemed to have accepted properly tendered outstanding notes for exchange if or when we give oral or written notice of acceptance to the exchange agent, with written confirmation of any oral notice to follow promptly.

     If any tendered notes are not accepted for any reason or if outstanding notes are submitted for a greater principal amount than the holder desired to exchange, the unaccepted or non-exchanged outstanding notes will be returned without expense to the tendering holder (or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility pursuant to the book-entry procedures described below, the non-exchanged outstanding notes will be credited to an account maintained with such book-entry transfer facility) as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

     The exchange agent and depository will make a request to establish an account with respect to the outstanding notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of outstanding notes by causing the book-entry transfer facility to transfer the outstanding notes into the Exchange Agent's account at the book-entry transfer facility in accordance with the facility's procedures. However, while delivery of outstanding notes may be effected through book-entry transfer at the book-entry transfer facility, the Letter of Transmittal (or a facsimile thereof or an agent's message in lieu thereof), with any required signature guarantees and any other required documents, must still be transmitted to and received by the exchange agent at one of the addresses set forth below, under "-- Exchange Agent" on or before the expiration date or the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery Procedures

     A holder who wishes to tender outstanding notes; and

          (i) the outstanding notes are not immediately available; or

          (ii) the outstanding notes, the Letter of Transmittal, or any other required documents cannot be delivered to the exchange agent and depository on a timely basis; or

          (iii) book-entry transfer of the outstanding note cannot be completed on a timely basis;

     may effect a tender if:

          (a) the tender is made through an institution eligible to guarantee signature on the Letter of Transmittal; and

          (b) before the expiration date, the exchange agent receives from the eligible institution:

        - a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the outstanding notes;

        - the certificate number or numbers of such outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made thereby, and guaranteeing that the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof or an agent's message in lieu thereof) with any required signature guarantees, and all other documents required by the Letter of Transmittal are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery; and

        - the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed Letter of transmittal (or a facsimile thereof or an agent's message in lieu thereof), with any required signature guarantees and any other documents required by the Letter of Transmittal, that will be deposited by the eligible institution with the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

     Except as otherwise provided herein, tendered notes may be withdrawn at any time prior to the expiration of the offer.

     To withdraw a tendered note, a written notice of withdrawal must be timely received by the exchange agent at its address set forth herein. Any such notice of withdrawal must:

          (i) specify the name of the depositor having tendered the outstanding note to be withdrawn;

          (ii) include a statement that the depositor is withdrawing its election to have outstanding note exchanged or purchased, and identify the outstanding note to be withdrawn (including the certificate number or numbers and principal amount of the outstanding note); and

          (iii) where a certificate for the outstanding note has been transmitted, specify the name in which such outstanding note is registered, if different from that of the withdrawing holder.

     If a certificate for the tendered note has been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates the withdrawing holder must also submit:

          (i) the serial number of the particular certificate to be withdrawn;
     and

          (ii) signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution.

     If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility.

     We will determine all questions as to the validity, form and eligibility (including time or receipt) for such withdrawal notices. Our determination shall be final and binding on all parties.

     Any outstanding notes so withdrawn will be considered not to have been validly tendered for purposes of the exchange offer and no new notes will be issued or purchase price paid with respect thereto unless the outstanding notes so withdrawn are validly retendered.

Certain Conditions to the Exchange Offers

     The exchange offer is subject only to the condition that they it does not violate applicable law or any applicable interpretation of the staff of the commission. We cannot assure you that this condition will be satisfied. Holders of outstanding notes will have rights against Omnipoint under the registration rights agreement should we and it fail to consummate the exchange offer for Omnipoint's outstanding notes.

     If we determine that we must terminate the exchange offer, as set forth above, we may:

          refuse to accept any outstanding notes and return any outstanding notes that have been tendered;

          extend the exchange and cash tender offers and retain all outstanding notes tendered prior to the expiration date; or

          waive a termination event with respect to the exchange and cash tender offer and accept all properly tendered outstanding notes that have not been withdrawn.

     If the waiver would constitute a material change in the exchange and cash tender offer, we will disclose that change through a supplement to this prospectus that will be distributed to each registered holder of outstanding notes. In addition, we will extend the exchange offers for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the outstanding notes, if the exchange offers would otherwise expire during such period.

Exchange Agent

     HSBC Bank USA has been appointed as exchange agent for the exchange offer. All executed Letters of Transmittal and written notices of withdrawal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance and requests for additional copies of this prospectus or of the Letter of Transmittal should be directed to the exchange agent addressed as follows:

          By Registered or Certified Mail, Overnight Courier or Hand:

                                 HSBC Bank USA
                            140 Broadway -- Level A
                         New York, New York 10005-1180
                    Attention: Corporation Trust Operations
                           Facsimile: (212) 658-2292
                           Telephone: (212) 658-5931

     DELIVERY OF THE LETTER OF TRANSMITTAL OR OF WRITTEN NOTICES OF WITHDRAWAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

Fees and Expenses

     We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer.

     The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated to be $500,000.

Transfer Taxes

     Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. However holders who instruct us to register new notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

                                  THE COMPANY

     We are a leading provider of personal communications services through technology based on the wireless communications standard known as Global System for Mobile Communications, commonly known as GSM. Our licenses, together with licenses held by joint ventures in which we are an investor, cover 17 of the 25 largest markets in the continental United States and over 193 million persons. Our company was incorporated in June 1999 as a Delaware corporation to act as the parent company for the business combination of VoiceStream Wireless Corporation, a Washington corporation ("VoiceStream Washington", now known as VS Washington, Inc.), Omnipoint and Aerial Communications, Inc., a Delaware corporation. On February 25, we became the parent company of both VS Washington and Omnipoint. We are now the successor registrant of VoiceStream Washington. Our business currently consists of the combined businesses of VS Washington and Omnipoint and their subsidiaries. The shareholders of Aerial have approved transactions through which we will also become the parent of Aerial. There can be no assurance that the Aerial transactions will be completed. Upon completion of those transactions, we will add the current business of Aerial to our business. The combined businesses will have licenses that cover 23 of the 25 largest markets in the continental United States and over 222 million persons.

     We are organized as a Delaware corporation with our principal executive offices located at 3650 131st Avenue S.E., Bellevue, WA 98006. Our telephone number is (425) 653-4600. Our common stock is traded on the Nasdaq Stock Market under the symbol "VSTR."

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the deficiency of our actual earnings to our actual fixed charges for the year ended December 31, 1995, 1996, 1997, 1998 and 1999, and the deficiency of our pro forma earnings to our pro forma fixed charges for the year ended December 31, 1999, adjusted to give effect to the mergers with Omnipoint and Aerial as if they occurred on January 1, 1999.

                             PRO FORMA                            ACTUAL
                            -----------   ------------------------------------------------------
                               1999         1999        1998        1997        1996      1995
                            -----------   ---------   ---------   ---------   --------   -------
Earnings (Loss)...........  $(1,467,555)  $(340,569)  $(213,049)  $(200,258)  $(80,179)  $(3,525)
Fixed Charges.............      510,119     116,654      43,017      67,557     11,371       603
                            -----------   ---------   ---------   ---------   --------   -------
Deficiency................  $(1,977,674)  $(457,223)  $(256,066)  $(267,815)  $(91,550)  $(4,128)
                            ===========   =========   =========   =========   ========   =======

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of our new notes in the exchange offer.

                            DESCRIPTION OF THE NOTES

     The Notes will be issued under an Indenture (the "Indenture") to be entered into between VoiceStream Wireless Corporation (the "Company"), as issuer, and HSBC Bank USA, as Trustee (the "Trustee"). The terms of the Indenture will also be governed by certain provisions contained in the Trust Indenture Act of 1939, as amended. The following summary contains a description of all of the material provisions of the Indenture but does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein. A copy of the Indenture is available upon request. For definitions of certain capitalized terms used in the following summary, see "Certain Definitions."

GENERAL

     The Notes will be senior, unsecured, general obligations of the Company, limited to $205 million aggregate principal amount and will mature on September 15, 2009. Interest on the Notes will accrue at the rate of 11.50% per annum from the date of original issuance or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually (to Holders of record at the close of business on the March 1 or September 1 immediately preceding the interest payment date) on March 15 and September 15 of each year, commencing March 15, 2000. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     Principal of, premium and interest on the Notes will be payable at the office or agency of the Company in the Borough of Manhattan, the City of New York (which initially will be the corporate trust office of the Trustee at 140 Broadway, New York, NY 10005, Attention: Corporate Trust Administration). At the option of the Company, payment of interest may be made by check mailed to the address of the Holder as such address appears in the Security Register, provided that all payments with respect to Global Notes (as defined), and Certificated Securities (as defined), the Holders of which have given wire transfer instructions to the Company, will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof.

     The Notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

RANKING

     The Indebtedness evidenced by the Notes will rank pari passu in right of payment with all existing and future unsubordinated indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. The Company is permitted under the Indenture to secure such indebtedness. The Notes will be effectively subordinated to such security interests to the extent of such security interests. In addition, all existing and future liabilities (including trade payables) of the Company's subsidiaries will be effectively senior to the Notes.

OPTIONAL REDEMPTION

     The Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, on or after September 15, 2004 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address as it appears in the Security Register, at the redemption prices (expressed in percentages of principal amount) set forth below, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant regular record date that is prior to the redemption date to receive interest due on an interest payment date), if redeemed during the 12-month period commencing September 15, of the years set forth below:

                                                                REDEMPTION
YEAR                                                              PRICE
----                                                            ----------
2004........................................................     105.750%
2005........................................................     103.833%
2006........................................................     101.917%
2007 and thereafter.........................................     100.000%

     In addition, at any time prior to September 15, 2002, the Company may redeem up to 35% of the aggregate principal amount of the Notes originally issued, at any time as a whole or from time to time in part, with the proceeds of one or more Public Equity Offerings or sales of Capital Stock (other than Redeemable Stock) to one or more Strategic Equity Investors, each such Public Equity Offering or sale to Strategic Equity Investors resulting in Net Cash Proceeds of $50 million or more, at a redemption price (expressed as a percentage of principal amount) of 111.50%, provided that after any such redemption at least 65% of the aggregate principal amount of Notes originally outstanding remains outstanding and each such redemption is effected not more than 60 days after the consummation of such Public Equity Offering or sale to Strategic Equity Investors.

     If less than all of the Notes are to be redeemed at any time, the Trustee will select the Notes, or portions thereof, for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, provided that no Note of $1,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new
Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the old Note.

COVENANTS

     The Indenture will contain, among others, the following covenants:

  LIMITATION ON INDEBTEDNESS

     The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Debt), provided, however, that the Company may Incur Indebtedness and any of its Restricted Subsidiaries may issue shares of Redeemable Stock if (i) no Default or Event of Default shall have occurred and be continuing, and (ii)(A) the Consolidated Leverage Ratio is no greater than 7 to 1, for any Incurrence from the Closing Date through the fifth anniversary of the Closing Date, or 6 to 1 thereafter or
(B) with respect to Indebtedness Incurred under this clause (B), the aggregate principal amount of all Indebtedness so Incurred and outstanding is in an aggregate principal amount that does not exceed 1.4 times the aggregate Net Cash Proceeds received by the Company after September 23, 1999 from the issuance and sale (other than to a Subsidiary) of Capital Stock (other than Redeemable Stock), other than (x) proceeds to the extent relied upon to permit the making of one or more Restricted Payments in compliance with the "Limitation on Restricted Payment" covenant and (y) proceeds to the extent relied upon to permit the making of one or more Permitted Investments pursuant to clause (v) of the definition of that term.

     Notwithstanding the foregoing, as long as no Default or Event of Default shall have occurred and be continuing, the Company and (except as specified below) any Restricted Subsidiary may issue or Incur each and all of the following: (i) Indebtedness due and owing to government entities in connection with telecommunications license fees or Indebtedness incurred to finance the payment of deposits with and license fees to the FCC in connection with FCC license auctions; (ii) Indebtedness Incurred by the Company or any Restricted Subsidiary the proceeds of which are (or the credit support provided by any such Indebtedness is) used to finance the development, construction, expansion or operation of Telecommunications Assets; (iii) Indebtedness Incurred by the Company or any Restricted Subsidiary the proceeds of which are (or the credit support provided by any such Indebtedness is) used to finance the acquisition of Telecommunications Assets or the Capital Stock of a Telecommunications Business;
(iv) Indebtedness outstanding as of the Closing Date; (v) Indebtedness under one or more revolving credit or working capital facilities in an aggregate principal amount outstanding or available at any time not to exceed $500 million; (vi) Indebtedness owed to the Company or any of its Restricted Subsidiaries, provided that any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary owed such Indebtedness ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness; (vii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness, other than Indebtedness Incurred under clauses (v) and
(viii) of this paragraph, and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses), provided that (x) Indebtedness Incurred to refinance or refund the Notes or other Indebtedness does not have a higher relative seniority to the Notes than the Indebtedness being refinanced or refunded, (y) the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded and (z) Indebtedness Incurred to refinance Indebtedness of the Company may not be Incurred by any Restricted Subsidiary; (viii) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements, provided that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuation or interest rates or by reason of fees, indemnities and compensation payable thereunder or (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition; and
(ix) Indebtedness represented by the Notes.

     Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary, may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded due solely to the result of fluctuations in the exchange rates of currencies.

     For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, (i) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (ii) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses or would be entitled to be Incurred pursuant to the first paragraph of this covenant, the Company, in its sole discretion, shall classify, and from time to time may reclassify (in whole or in part), such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion of accreted value and the payment of interest in kind or the payment of dividends on Redeemable Stock in kind will not be deemed an Incurrence of Indebtedness or the issuance of Redeemable Stock for purpose of this covenant.

  LIMITATION ON RESTRICTED PAYMENTS

     The Company will not, and will not permit any Restricted Subsidiary, to, directly or indirectly, (i) declare or pay any dividend or make any distribution on its Capital Stock (other than dividends or distributions payable solely in shares of its or such Restricted Subsidiary's Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than (a) the Company, (b) any of its Restricted Subsidiaries, or (c) any other shareholder of such Restricted Subsidiaries (so long as the Company and its Restricted Subsidiaries receive their pro rata share of such dividend or distribution based on their ownership of such class or series of such Restricted Subsidiaries Capital Stock on which such dividend or distribution is being made), (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of the Company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person (other than the Company or a Restricted Subsidiary), (iii) purchase, redeem, defease, retire or otherwise acquire for value any Indebtedness subordinate to the Notes prior to any scheduled maturity, repayment or sinking fund payment, or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) being collectively "Restricted Payments") unless, at the time of, and after giving effect to, the proposed Restricted Payment: (A) no Default or Event of Default shall have occurred and be continuing, (B) the Company would be permitted to incur additional Indebtedness pursuant to the first paragraph of the covenant "Limitation on Indebtedness" and (C) the aggregate amount expended for all Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) after the date of the Indenture shall not exceed the sum of (1) the amount by which Consolidated EBITDA exceeds
1.5 times Consolidated Interest Expense for the period from the Closing Date through the end of the last completed fiscal quarter for which financial statements are available plus (2) 100% of the aggregate Net Cash Proceeds received by the Company on or after the Closing Date from the issuance and sale of its Capital Stock (other than Redeemable Stock) to a Person who is not a Subsidiary of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock (other than Redeemable Stock) of the Company, or from the issuance and sale of convertible debt securities of the Company to the extent converted into Capital Stock (other than Redeemable Stock of the Company) (except, in any of the foregoing cases, to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (ii)(B) of the first paragraph of the "Limitation on Indebtedness" covenant), plus (3) an amount equal to the net reduction in Investments made by the Company or a Restricted Subsidiary after the Closing Date in any Person resulting from (x) payments of interest on debt, dividends, repayment of loans or advances, or other transfers or distributions of property, in each case to the Company or any Restricted Subsidiary from any Person, (y) to the extent that an Investment is sold for cash or otherwise liquidated or repaid for cash, the after-tax cash return of capital with respect to such Investment (less the cost of disposition, if any) and (z) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary, provided that in each of the foregoing cases, the aggregate amount of the net reduction in Investments will not be deemed to exceed the amount of such Investments previously made by the Company and its Restricted Subsidiaries in such Person or Unrestricted Subsidiary which were treated as Restricted Payments.

     The foregoing provision shall not be violated by reason of (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration such payment would comply with the foregoing paragraph; (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes (including, premium, if any, and accrued and unpaid interest) with the proceeds of, or in exchange for, Indebtedness incurred under clause (vii) of the second paragraph of the "Limitation on Indebtedness" covenant; (iii) the repurchase, redemption or other acquisition of Capital Stock (or any options, warrants or other rights to acquire, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock) of the Company or any Restricted Subsidiary or any other Person in exchange for shares of Capital Stock (other than Redeemable Stock) of the Company; (iv) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness of the Company which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of a substantially concurrent offering of shares of the Capital Stock of the Company (other than Redeemable Stock); (v) payments or distributions to dissenting stockholders pursuant to applicable law in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company; (vi) the distribution to shareholders of the Company or any Restricted Subsidiary of shares of Capital Stock of any Unrestricted Subsidiary or the distribution to shareholders of the Company of shares of Capital Stock of any Subsidiary holding only the assets of the Company's technology business, provided that in such latter case, after giving effect to such transaction on a pro forma basis, (x) the Company would be permitted to incur additional indebtedness pursuant to the first paragraph of the covenant "Limitation on Indebtedness" or (y) the Company's Annualized Consolidated EBITDA would not decrease, provided, further, in such latter case, that such Subsidiary has working capital not in excess of $5 million; (vii) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Company to the extent required by FCC rules in order to prevent the loss or secure the renewal or reinstatement of any license or franchise held by the Company or any Restricted Subsidiary, (viii) the repurchase of Indebtedness subordinated to the Notes at a purchase price not greater than 101% of the principal (or accreted) amount thereof, plus accrued and unpaid interest, if any, pursuant to a mandatory offer to repurchase made after a Change of Control provided that the Company shall first have made any Offer to Purchase (and repurchased all tendered Notes) pursuant to the "Repurchase of Notes Upon a Change of Control" covenant; and
(ix) to the extent that Indebtedness Guaranteed pursuant to clause (x) of the second paragraph of the "Limitation on Debt" covenant has been contributed to the capital of or loaned to the Company, the payment of dividends or distributions by the Company in an amount sufficient to repay such Indebtedness (to the extent of the Guarantee) in accordance with its terms; provided that except in the case of clause (i) and (ix) of this paragraph no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein. Each Restricted Payment permitted pursuant to this paragraph (other than the Restricted Payment referred to in clauses (ii) and (ix) hereof) and each payment pursuant to clause (vi) of the definition of Permitted Investment shall be included in calculating the aggregate amount of Restricted Payments for purposes of clause (C) of the first paragraph of this "Limitation on Restricted Payments."

     Any Investment in a Subsidiary that becomes an Unrestricted Subsidiary shall become a Restricted Payment made on such date in the amount of the greater of (x) the book value of such Subsidiary on the date such Subsidiary becomes an Unrestricted Subsidiary and (y) the fair market value of such Subsidiary on such date as determined (A) in good faith by the Board of Directors if such fair market value is determined to be less than $10 million and (B) by an investment banking firm of national standing with high yield underwriting expertise if such fair market value is determined to be in excess of $10 million. Any Restricted Payment made by contribution or transfer of assets shall be valued in the amount of the greater of (x) the book value of such asset on the date of transfer or
(y) the fair market value on such date as determined (A) in good faith by the Board of Directors if such fair market value is determined to be less than $10 million and (B) by an investment banking firm of national standing with high yield underwriting expertise if such fair market value is determined to be in excess of $10 million.

     Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which any calculations required by the "Limitation on Restricted Payments" covenant were computed, which calculations may be based upon the Company's latest available financial statements.

  LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     The Company will not, and will not permit any Restricted Subsidiary to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

     The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Closing Date in the Indenture or any other agreements in effect on the Closing Date and any extensions, refinancings, renewals or replacements of such agreements, provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law, (iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary and existing at the time of such acquisition, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a license or contract or (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture; or (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of such Restricted Subsidiary.

     Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant, (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries, or (3) restricting the payment of dividends or distributions or other disposition of property or assets of or the making of loans by any Restricted Subsidiary in connection with any financing for the Telecommunications Business of such Restricted Subsidiary, provided that in the case of clause (3) such restriction may be entered into only if at such time the total amount, without duplication, of (i) Mirror Indebtedness owed by Restricted Subsidiaries, less (ii) proceeds of such Mirror Indebtedness that are invested in another Person, other than (x) Investments in other Restricted Subsidiaries conducting no operations other than the holding of government licenses or

(y) Investments in Mirror Indebtedness of other Restricted Subsidiaries, plus
(iii) capital contributions to the Special Subsidiary, plus (iv) the cash and Temporary Cash Investments held by the Company (not on a consolidated basis), equals or exceeds the outstanding principal amount of the Notes and all other Indebtedness outstanding on the Closing Date that ranks equally with the Notes.

  LIMITATION ON TRANSACTIONS WITH STOCKHOLDERS AND AFFILIATES

     Except for any agreement entered into on or before the Closing Date, the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 10% or more of any Voting Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

     In addition to the foregoing, transactions with any holder (or any Affiliate of such holder) of 10% or more of any Voting Stock (i) having a fair market value or involving payments equal to or in excess of $5 million shall be approved by a majority of the disinterested members of the Board of Directors and (ii) having a fair market value or involving payments equal to or in excess of $10 million shall require the Company or a Restricted Subsidiary to deliver to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view. The foregoing limitation shall not apply to (i) any transaction between the Company and any of its Restricted Subsidiaries or between Restricted Subsidiaries; (ii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company and any employment agreement entered into by the Company or any Restricted Subsidiary in the ordinary course of business; (iii) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant;
(iv) any transaction pursuant to an agreement to which the Company or any Restricted Subsidiary is a party and in effect on the Closing Date, (v) commercial or technical agreements customary in the industry (as determined by the Board of Directors) in which the Company and its Restricted Subsidiaries are engaged and entered into in the ordinary course of business between the Company and any joint venture (regardless of organizational form) in which the Company has a substantial economic interest, (vi) solely with respect to the requirement that the Company obtain a fairness opinion, Guarantees of Indebtedness pursuant to clause (x) of the second paragraph of the "Limitation on Indebtedness" covenant, (vii) loans or advances to officers or employees of the Company or any of its Restricted Subsidiaries to pay business related travel expenses or reasonable relocation costs of such officers or employees in connection with their employment by the Company or any of its Restricted Subsidiaries, and
(viii) payments and other transactions required under or contemplated by any agreement in effect on the February 25, 2000 and disclosed in the Company's filings with the Commission before that date (or that were not required to be disclosed pursuant to the rules and regulations of the Commission) or any ordinary course commercial agreement in effect at the time an entity becomes a Restricted Subsidiary or is merged into the Company (and not entered into in anticipation of such acquisition) or any amendment thereto or replacement of such agreement so long as any such amendment or replacement is not disadvantageous to the holders of the Notes in any material respect.

  LIMITATION ON LIENS

     The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior to) the obligation or liability secured by such Lien. The foregoing limitation does not apply to (i) Liens existing on the Closing Date; (ii) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders; (iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Restricted Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary, (iv) Liens securing obligations under revolving credit or working capital facilities under clause (v) of the second paragraph of the "Limitation on Indebtedness" covenant, provided that the aggregate amount of Indebtedness secured by any such Liens shall not at any time exceed the amount of Indebtedness permitted to be Incurred under clause (v) of the second paragraph of the "Limitation on Indebtedness" covenant; (v) Liens securing Indebtedness under clauses (i), (ii), (iii) or (x) of the second paragraph of the "Limitation on Indebtedness" covenant granted on or after the Closing Date on the Capital Stock or assets of any Restricted Subsidiary, including any Lien granted in connection with a refinancing thereof; (vi) Liens on telecommunications licenses securing obligations to government entities;
(vii) Liens on property of a person existing at the time such person is merged into, or the assets of such person are acquired by, the Company or any Restricted Subsidiary, provided that such Liens were in existence prior to the contemplation of such merger or acquisition and do not secure any property or assets of the Company or any of its Restricted Subsidiaries other than the property or assets subject to the Liens prior to such merger or acquisition;
(viii) Permitted Liens; or (ix) Liens in addition to those set forth above, provided that such Liens secure only Indebtedness of the Company and its Restricted Subsidiaries and, at the time of determination, the aggregate amount of such Indebtedness then outstanding shall not exceed 5% of the Company's consolidated total assets as reflected on its most recent publicly available consolidated balance sheet.

  LIMITATION ON SALE-LEASEBACK TRANSACTIONS

     The Company will not, and will not permit any Restricted Subsidiary to, enter into any sale and leaseback transactions (except between or among the Company and one or more of its direct or indirect wholly owned Restricted Subsidiaries) unless (A) the Company or that Restricted Subsidiary could have
(x) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the "Limitation on Indebtedness" covenant and (y) incurred a Lien to secure such Indebtedness under the "Limitation on Liens" covenant; (B) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an officer's certificate delivered to the Trustee, of the property that is the subject of the sale and leaseback transaction; and (z) the Company applies the proceeds of the sale and leaseback transaction in compliance with the "Limitation on Asset Sales" covenant.

  LIMITATION ON ASSET SALES

     The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 75% of the consideration received consists of cash or Temporary Cash Investments, provided, however, that the amount of (x) any liabilities of the Company or any Restricted Subsidiary that are assumed by the transferee of any such assets and (y) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash, shall be deemed to be Temporary Cash Investments (to the extent of the Temporary Cash Investments received in such conversion) for the purposes of this clause (ii). In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring after the Closing Date in any period of twelve consecutive months exceed $5 million, then the Company shall or shall cause the relevant Restricted Subsidiary to (1) within twelve months after the date Net Cash Proceeds so received exceed such an amount (a) apply an amount equal to such excess Net Cash Proceeds to permanently repay Indebtedness of the Company or any Restricted Subsidiary or (b) invest an equal amount, or the amount not so applied pursuant to clause (a) (or enter into a definitive agreement committing to so invest within twelve months after the date of such agreement), in Telecommunications Assets (or in a company engaged in a Telecommunications Business) and/or (2) apply (no later than the end of the twelve-month period referred to in clause (1)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (1)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such twelve month period as set forth in clause (1) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant equals or exceeds $5 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis with the holders of any other Indebtedness of the Company ranking equally with the Notes and entitled at the time to receive a comparable Offer to Purchase an aggregate principal amount of Notes and such other Indebtedness equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes, plus, in each case accrued interest (if any) to the Payment Date. Notwithstanding the foregoing, to the extent that any amount of Excess Proceeds remains after completion of any such Offer to Purchase, the Company may use such remaining amount for general corporate purposes and the amount of Excess Proceeds shall be reset to zero.

  LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED
SUBSIDIARIES

     The Company (a) will not permit any Restricted Subsidiary to issue any Capital Stock (other than to the Company or a Restricted Subsidiary) and (b) will not permit any Person (other than the Company or a Restricted Subsidiary) to own any Capital Stock of any Restricted Subsidiary, provided, however, that this covenant will not prohibit (i) the sale or other disposition of all of the issued and outstanding Capital Stock of any Restricted Subsidiary owned by the Company or any Restricted Subsidiary in compliance with the other provisions of the Indenture; (ii) the ownership by directors of director's qualifying shares of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law; (iii) the ownership of Capital Stock of a Restricted Subsidiary issued and outstanding either (A) as of the Closing Date or (B) prior to the time that such Person becomes a Restricted Subsidiary so long as such Capital Stock was not issued in contemplation of such Person's becoming a Restricted Subsidiary of the Company or otherwise being acquired by the Company; (iv) the issuance of Capital Stock of a Restricted Subsidiary pursuant to an employee stock option plan approved by the Boards of Directors of the Restricted Subsidiary and the Company; or (v) the issuance or sale of Capital Stock of a Restricted Subsidiary in a transaction not prohibited by the covenant entitled "Limitation on Asset Sales", provided that such Restricted Subsidiary will remain a Restricted Subsidiary, and only if at the time of such sale, the total amount, without duplication, of (i) Mirror Indebtedness owed by Restricted Subsidiaries, less
(ii) proceeds of such Mirror Indebtedness that are invested in another Person, other than (x) Investments in other Restricted Subsidiaries conducting no operations other than the holding of government licenses or (y) Investments in Mirror Indebtedness of other Restricted Subsidiaries, plus (iii) capital contributions to the Special Subsidiary, plus (iv) the cash and Temporary Cash Investments held by the Company (not on a consolidated basis), equals or exceeds the outstanding principal amount of the Notes.

  LIMITATION ON GUARANTEES OF INDEBTEDNESS BY RESTRICTED SUBSIDIARIES

     The Company will not permit any Restricted Subsidiary to Guarantee or assume the payment of any Indebtedness of the Company (other than Indebtedness described in clause (x) of the second paragraph of the "Limitation on Indebtedness" covenant), unless (i) (A) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for a Guarantee of payment of the Notes by such Restricted Subsidiary and (B) with respect to any Guarantee of Subordinated Indebtedness of the Company by such Restricted Subsidiary, any such Guarantee shall be subordinated to such Restricted Subsidiary's Guarantee with respect to the Notes at least to the same extent as such Subordinated Indebtedness is subordinated to the Notes and (ii) such Restricted Subsidiary waives any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee until the Notes have been paid in full. The incurrence by a Restricted Subsidiary as a primary obligor of any Indebtedness that is guaranteed by the Company will not be deemed a Guarantee of the Company's Indebtedness for purposes of this covenant.

     Notwithstanding the foregoing, any Guarantee of the relevant Notes or waiver of rights created pursuant to the provisions described in the foregoing paragraph will provide by their terms that they will be automatically and unconditionally released and discharged upon the release by the holders of the Indebtedness of the Company described in the preceding paragraph of their Guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness, except by or as a result of payment under such Guarantee), at a time when (A) no other Indebtedness of the Company has been Guaranteed by such Restricted Subsidiary or
(B) the holders of all such other Indebtedness which is Guaranteed by such Restricted Subsidiary also release their Guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness, except by or as a result of payment under such Guarantee).

  CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company unless: (i) the Company shall be the continuing Person or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on all of the Notes and under the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iii) immediately after giving effect to such transaction on a pro forma basis, either (A) the Consolidated Net Worth of the Company or any entity or person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made will be at least equal to the Consolidated Net Worth of the Company before such transaction or (B) the Company would be able to incur $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant.

  LIMITATION ON MIRROR INDEBTEDNESS

     The Company will not forgive principal of or interest on Mirror Indebtedness, or reduce the interest payable thereon, unless the remaining principal amount of Mirror Indebtedness owed by Restricted Subsidiaries to the Company, plus cash and Temporary Cash Investments held by the Company (not on a consolidated basis), equals or exceeds the outstanding principal amount of the Notes. The Company shall not need to maintain Mirror Indebtedness if the conditions requiring Mirror Indebtedness no longer exist.

  COMMISSION REPORTS AND REPORTS TO HOLDERS

     The Company shall file with the Commission the annual, quarterly and other reports and other information required by Section 13(a) or 15(d) of the Exchange Act, regardless of whether such sections of the Exchange Act are applicable to the Company. If the Commission will not accept such filings, the Company shall mail or cause to be mailed copies of such reports to Holders and the Trustee within 15 days after the date it would have been required to file such reports with the Commission had it been subject to such sections; provided, however, that the copies of such reports mailed to Holders may omit exhibits, which the Company will supply to any Holder at such Holder's request.

  REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

     The Company shall commence, within 30 days of the occurrence of a Change of Control Event, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest to the Payment Date.

     There can be no assurances that the Company will have sufficient funds available or required consents at the time of any Change of Control Event to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time).

  LIMITATION ON ACTIVITIES OF THE SPECIAL SUBSIDIARY

     The Company shall not permit the Special Subsidiary to conduct any business or operations other than the making of Temporary Cash Investments and investments in Mirror Indebtedness of Restricted Subsidiaries, the holding of Temporary Cash Investments, Mirror Indebtedness and cash and the payment of dividends or distributions to the Company. Without limiting the foregoing, the Company shall not permit the Special Subsidiary to make any Investment (other than Temporary Cash Investments and investments in Mirror Indebtedness of Restricted Subsidiaries), make any Restricted Payment, Incur any Indebtedness, or issue any Equity Interest or Capital Stock except to the Company. The Company shall not sell any Equity Interest or Capital Stock of the Special Subsidiary or designate the Special Subsidiary an Unrestricted Subsidiary.

EVENTS OF DEFAULT

     The following events will be defined as "Events of Default" in the
Indenture: (a) defaults in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; (b) defaults in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days; (c) defaults in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company or the failure to make or consummate an Offer to Purchase in accordance with the provisions of the "Limitation on Asset Sales" covenant or the "Repurchase of Notes upon a Change of Control" covenant; (d) defaults in the performance of or breaches of any covenant or agreement of the Company in the Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes; (e) there occurs with respect to any issue or issues of Indebtedness of the Company or any Significant Subsidiary having an outstanding principal amount greater than $10 million in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (i) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and/or (ii) the failure to make a principal payment and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (f) any final judgment or order (not covered by insurance or indemnification by a Person other than the Company or a Restricted Subsidiary, which indemnity party is solvent and has acknowledged responsibility) (treating any deductibles, self-insurance or retention as not so covered) for the payment of money greater than $10 million in the aggregate for all such final judgments or orders shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged or bonded over, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged or bonded over to exceed $10 million during which a stay of enforcement of such final judgment or order by reason of a pending appeal or otherwise shall not be in effect; (g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (h) the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors.

     If an Event of Default (other than an Event of Default specified in clause
(g) or (h) above that occurs with respect to the Company) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal amount of, premium and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal amount of, premium and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to the Company, the principal amount of, premium and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Notes, by written notice to the Company and to the Trustee may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal amount of, premium and interest on the Notes that have become due solely by such declaration of acceleration have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "Modification and Waiver."

     The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default;
(ii) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy, (iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity, and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal amount of, premium or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

     The Indenture will require certain officers of the Company to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company's and its Restricted Subsidiaries' performance under the Indenture and that the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

DEFEASANCE

     Defeasance and Discharge. The Indenture will provide that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if among other things, (A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes,

(B) the Company has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the date of the Indenture such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, and (D) if at such time the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

     Defeasance of Covenants. The Indenture further will provide that the provisions of the Indenture will no longer be in effect with respect to clause
(iii) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants" upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (B)(ii), (C) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

     Defeasance and Events of Default. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

MODIFICATION AND WAIVER

     Modifications, amendments and waivers of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal amount of, or premium or interest on any Note, (iii) change the place or currency of payment of principal of, or premium or interest on any Note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note, (v) reduce the above-stated percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend the Indenture, (vi) waive a default in the payment of principal of, premium or interest on the Notes or (vii) reduce the percentage of aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

     In addition, the Company and the Trustee may make certain amendments to the Indenture without notice to or the consent of any Holder, including among other things, to cure any ambiguity, defect or inconsistency in the Indenture and to make any change that does not adversely affect the rights of any Holder.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS OR EMPLOYEES

     The Indenture provides that no recourse for the payment of the principal of premium or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability.

CONCERNING THE TRUSTEE

     The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions provided, however, that if it acquires any convicting interest, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the definition of any other capitalized term used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person.

     "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):
(i) the net income of any Person (other than net income attributable to a Restricted Subsidiary) in which any Person (other than the Company or any of its Restricted Subsidiaries) has a majority interest and the net income of any Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such other Person or such Unrestricted Subsidiary during such period; (ii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of any judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iii) any gains or losses (on an after-tax basis) attributable to Asset Sales; and (iv) all extraordinary gains and extraordinary losses.

     "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Annualized Consolidated EBITDA" means, with respect to any Person, such Person's Consolidated EBITDA for the latest two fiscal quarters for which financial statements are available multiplied by two.

     "Asset Acquisition" means (i) an Investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries, provided that such Person's primary business is a Telecommunication Business or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute all or substantially all of the assets of such Person or a division or line of business of such Person, provided that the property and assets acquired are Telecommunications Assets.

     "Asset Disposition" means the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or a Restricted Subsidiary of the Company) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary of the Company or (ii) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.

     "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation, and any sale and leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property and assets of the Company or any of its Restricted Subsidiaries disposed of outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of all or substantially all of the assets of the Company, provided that "Asset Sale" shall not include (i) sales or other dispositions of inventory, receivables and other current assets, (ii) Permitted Asset Swaps, (iii) Restricted Payments permitted by the "Limitation on Restricted Payments" covenant, (iv) Permitted Investments,

(v) sales or other dispositions of assets with a fair market value (as certified in an Officers' Certificate) not in excess of $1 million, (vi) any sale or other disposition of any or all the Capital Stock of an Unrestricted Subsidiary or
(vii) any sale or other disposition of Temporary Cash Investments or (viii) any transaction subject to the "Consolidation, Merger and Sale of Assets" covenant. Additionally, the contribution of Telecommunication Assets to an Unrestricted Subsidiary whereby the Company or a Restricted Subsidiary receives Capital Stock of an Unrestricted Subsidiary shall be deemed a Restricted Payment only and shall not be deemed an Asset Sale.

     "Attributable Debt" means in respect of a sale and leaseback transaction, at the time of determination, the present value of the lessee for the net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

     "Average Life" means, at any date of determination with respect to any Indebtedness, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then, outstanding principal amount of such Indebtedness.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participation or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether now outstanding or issued after the Closing Date, including, without limitation, all Common Stock and preferred stock.

     "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

     "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

     "Change of Control" means (a) the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Company to any "person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act) other than Existing Shareholders (except in connection with a liquidation or dissolution of the Company that does not constitute a Change of Control under clause (b) below), (b) the approval by the requisite shareholders of the Company of a plan of liquidation or statutory dissolution (which shall not be construed to include a plan of merger or consolidation) of the Company, Holdings or such subsidiary of Holdings, as the case may be, unless Existing Shareholders "beneficially own" (as defined in Rule 13d-3 under the Exchange Act) at least the same percentage of voting power after the consummation of such plan as before or otherwise retain the right or ability, by voting power, to control the Person that acquires the proceeds of such liquidation or dissolution, (c) any "person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than Existing Shareholders, becomes the "beneficial owner" (as so defined) of more than 50% of the total voting power of all classes of the Voting Stock of the Company and/or warrants or options to acquire such Voting Stock, calculated on a fully diluted basis, provided that Existing Shareholders "beneficially own" (as so defined) in the aggregate a percentage of such Voting Stock or warrants having a lesser percentage of voting power than such other "person" or "group" and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Company's Board of Directors, or (d) during any period of two consecutive years, individuals who at the beginning of such period constituted the Company's Board of Directors (together with any new directors whose election or appointment by such board or whose nomination for election by the stockholders of the Company was approved by a vote of the Existing Shareholders or a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company's Board of Directors then in office.

     "Change of Control Event" means the occurrence of both a Change of Control and a Rating Decline.

     "Closing Date" means the date on which the Notes are originally issued under the Indenture.

     "Common Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's equity, other than Preferred Stock of such Person, whether now outstanding or issued after the Closing Date, including without limitation, all series and classes of such common stock.

     "Consolidated EBITDA" means, for any period, the sum of the amounts for such period of (i) Adjusted Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) income taxes, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income (other than income taxes (x) (either positive or negative) attributable to extraordinary and nonrecurring gains or losses or sales of assets and (y) actually payable with respect to such period), (iv) depreciation expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (v) amortization expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, and (vi) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a wholly owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of Consolidated EBITDA attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding Common Stock of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries divided by (2) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.

     "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including amortization of original issue discount on Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements, and Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Leases paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; excluding, however, any amount of such interest of any Restricted Subsidiary to the extent the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (ii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (ii) of the definition thereof), all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

     "Consolidated Leverage Ratio" means, on any date of determination, the ratio of (i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis as of the end of the two most recent fiscal quarters for which financial statements of the Company have become available prior to such date (the "Reference Period") to (ii) the aggregate amount of Annualized Consolidated EBITDA. In making the foregoing calculation,
(A) Indebtedness shall be calculated after giving pro forma effect to (x) any Indebtedness (including, if applicable, the Notes) Incurred subsequent to the end of the Reference Period and on or prior to such date of determination, in each case as if such Indebtedness had been Incurred and the proceeds thereof had been applied on the last day of such Reference Period and (y) any Indebtedness that was outstanding during such Reference Period or thereafter but that is not outstanding or is to be repaid on such date of determination in each case as if such Indebtedness was repaid on the last day of such Reference Period; (B) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occurred in such Reference Period or thereafter and on or prior to such date of determination as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and (C) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period or subsequent to such period and on or prior to such date of determination and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period.

     "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available consolidated balance sheet, whether quarterly or annual, of the Company and its Restricted Subsidiaries, less any amounts attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Existing Shareholders" means (i) Douglas G. Smith, Madison Dearborn Capital Partners, L.P., Allen & Company Incorporated and Chatterjee Management Company and their respective Affiliates at the Closing Date and (ii) any wholly owned Subsidiary of the Company, Hutchison Whampoa, John W. Stanton and Providence Equity Partners Inc., and, in each case above, their respective Affiliates as of February 25, 2000.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public

Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Holder" means the registered holder of any Note.

     "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an Incurrence of Indebtedness by reason of the acquisition of more than 50% of the Capital Stock of any Person; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except Trade Payables, (v) all Capitalized Lease Obligations of such Person,
(vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person, (viii) the maximum fixed redemption price of Redeemable Stock of such Person at the time of determination, provided, however, if such Redeemable Stock is not permitted to be redeemed at the date of determination, the price shall be the book value of such Redeemable Stock and (ix) Acquired Debt. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (i) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness and (ii) that Indebtedness shall not include any liability for federal, state, local or other taxes. Notwithstanding the foregoing, solely for purposes of clause (iv) of the second paragraph of the "Limitation on Indebtedness" covenant, in the case of a revolving credit or other similar facility, the total amount of funds outstanding at the Closing Date shall be deemed to include the total amount of committed funds available on the Closing Date; provided, that, the Company from time to time may designate less than all of the committed borrowing capacity under such revolving credit or similar facilities as being outstanding under such clause (iv), it being understood that if the Company designates a lesser amount, it may not subsequently redesignate a greater amount under that clause (iv).

     "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

     "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person (whether purchased or acquired from the issuer or from a third party) and shall include the designation of a Restricted Subsidiary as an Unrestricted Subsidiary.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

     "Mirror Indebtedness" means Indebtedness, which may be subordinated in right of payment to Indebtedness of the Restricted Subsidiaries permitted to be Incurred pursuant to the "Limitation on Indebtedness" covenant, in the form of either (i) a demand note or (ii) a term note having a final maturity no later than the final maturity of the Notes, in each case owed by a Restricted Subsidiary to the Company or another Restricted Subsidiary having interest payment or accrual dates and an interest rate (whether current pay or accrual) equal to, or more frequent than or greater than, the Notes.

     "Moody's" means Moody's Investors Services, Inc. or any successor to the rating agency business thereof.

     "Net Cash Proceeds" means (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or Temporary Cash Investments net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not paid or payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and
(b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Offer to Purchase" means an offer by the Company to purchase Notes from the Holders commenced by mailing a notice to the Trustee and each Holder stating: (i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis, (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;
(v) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. On the Payment Date, the Company shall
(i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to the unpurchased portion of the Note surrendered, provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

     "Permitted Asset Swaps" means any exchange of Telecommunications Assets by the Company or a Restricted Subsidiary of the Company where the Company and/or its Restricted Subsidiaries receive aggregate consideration consisting of Telecommunications Assets, cash and other assets (or any combination thereof) having an aggregate value at least equal to the fair market value of the Telecommunications Assets being disposed of by the Company or such Restricted Subsidiary (as determined by the Board of Directors whose good faith determination shall be conclusive and evidenced by the Board of Resolution); provided that (i) at least 75% of the consideration received in such Permitted Asset Swap that does not consist of Telecommunications Assets shall be in the form of cash or Temporary Cash Investments and (ii) 100% of the consideration received in such transaction that does not consist of Telecommunications Assets shall be treated as having been received in an Asset Sale otherwise permitted by, but subject to, the terms of the "Limitations on Asset Sales" covenant.

     "Permitted Investment" means (i) an Investment in the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the

Company or a Restricted Subsidiary; provided that such Person's primary business is a Telecommunications Business; (ii) a Temporary Cash Investment; (iii) stock, obligations or securities received in satisfaction of judgments; (iv) any repurchase of stock, stock options, or warrants from employees pursuant to agreements entered by the Company or any Restricted Subsidiary for consideration not to exceed $2 million in any fiscal year; (v) any Investment, together with all other Investments under this clause (v), less any previous Investments in Persons pursuant to this clause (v) who subsequently become Restricted Subsidiaries, not to exceed two times the Net Cash Proceeds received by the Company after September 23, 1999 from the issuance and sale of its Capital Stock (other than (A) Redeemable Stock, and (B) Preferred Stock that provides for the payment of dividends in cash and (C) other than Net Cash Proceeds to the extent used to Incur Indebtedness pursuant to clause (ii)(B) of the first paragraph of the "Limitation on Indebtedness" covenant) to a Person that is not a Subsidiary of the Company, in a Person in a Telecommunications Business; (vi) the CIRI Transactions; (vii) any Investment in any Person to the extent such Investment represents the non-cash portion of the consideration received in an Asset Sale as permitted by the "Limitation on Asset Sales" covenant or in a Permitted Asset Swap, (viii) Investments (including acquisitions of other Telecommunications Businesses) made with Capital Stock or options, warrants or rights to acquire Capital Stock, (ix) customary loans and advances made in the ordinary course of business to officers, directors or employees of the Company or any of its Restricted Subsidiaries for travel, entertainment, and moving and relocation expenses; (x) any Investments outstanding as of the Closing Date; and (xi) any Investment or Investments not to exceed $50 million in the aggregate.

     "Permitted Liens" means (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made, (ii) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries; (vi) Liens (including extensions and renewals thereof) upon real or personal property, provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred in accordance with "Limitation on Indebtedness" covenant described above (1) to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to refinance any Indebtedness previously so secured, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost, and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole; (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets; (ix) any interest or title of a lessor in the property subject to any

Capitalized Lease or operating lease; (x) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xi) Liens in favor of the Company or any Restricted Subsidiary, (xii) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary of the Company that does not give rise to an Event of Default; (xiii) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof, (xiv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xv) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business, in each case securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates or the price of commodities; (xvi) Liens arising out of conditional sale, title retention, consignment or similar arrangements, or the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Closing Date; and (xvii) Liens on or sales of receivables.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Public Equity Offering" means an underwritten public offering by the Company of primary shares of Common Stock of the Company pursuant to an effective registration statement under the Securities Act.

     "Rating Agency" means each of S&P and Moody's.

     "Rating Category" means (i) with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories) and (ii) with respect to Moody's any of the following categories; Aaa, Aa, A, Baa, Ba, B, Caa, Ca and C (or equivalent successor categories). In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (+ and - for S&P: 1, 2 and 3 for Moody's) shall be taken into account (e.g. with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

     "Rating Decline" means (i) a decrease of one or more gradations, including gradations within Rating Categories as well as between Rating Categories, in the rating of the Notes from the rating previously assigned to the Notes by either Rating Agency or (ii) a withdrawal of the rating of the Notes by either Rating Agency; provided that the decrease or withdrawal occurs on, or within 90 days after, the date of public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control, which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either Rating Agency.

     "Redeemable Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes, provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Redeemable Stock if the

"asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes Upon a Change of Control" covenants described above and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes Upon a Change of Control" covenants described above.

     "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

     "S&P" means Standard & Poor's Rating Group, a division of McGraw Hill, Inc. or any successor to the rating agency business thereof.

     "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary of the Company that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

     "Special Subsidiary" means a direct wholly-owned Subsidiary of the Company designated as such by an officers' certificate, which designation may not be revoked, and subject to the covenant "Limitation on Activities of the Special Subsidiary."

     "Stated Maturity" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

     "Strategic Equity Investor" means a corporation or other entity with an equity market capitalization, a net asset value or annual revenues of at least $2 billion which is a Telecommunications Business.

     "Subsidiary" means, with respect to any Person, any corporation. association or other business entity of which more than 50% of the outstanding Voting Stock is owned directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

     "Telecommunications Assets" means, with respect to any Person, any asset that is utilized by such Person, directly or indirectly, for the design, development, construction, installation, integration, operation, management or provision of telecommunications equipment, inventory, systems and/or services, including without limitation, any mobile telephone, PCS, microwave or paging assets. Telecommunications Assets shall include stock, joint venture or partnership interests of an entity principally engaged in a Telecommunications Business.

     "Telecommunications Business" means a business primarily involved in the ownership, design, development, construction, acquisition, installation, integration, management and/or provision of Telecommunications Assets.

     "Temporary Cash Investment" means any of the following: (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof not having a maturity of more that two years from the date of acquisition, (ii) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America or any state thereof, and which bank or trust company has capital surplus and undivided profits aggregating in excess of $50 million and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organizing (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) commercial paper maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any state thereof with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Group, and (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof and rated at least "A" by Standard & Poor's Ratings Group or Moody's Investors Service, Inc.

     "Total Consolidated Indebtedness" means, at any date of determination, an amount equal to (a) the accreted value of all Indebtedness, in the case of any Indebtedness issued with original issue discount, plus (b) the principal amount (or other amount referred to in the definition of Indebtedness) of all other Indebtedness of the Company and its Restricted Subsidiaries outstanding as of the date of determination.

     "Trade Payables" means any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by the Company or any of its Restricted Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services, except for payables that are more than 60 days past due and not contested in good faith.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of or owns or holds any Lien on any property of the Company or any Restricted Subsidiary, provided that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000 that such designation would be permitted under the covenant "Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company, provided that immediately after giving effect to such designation (x) the Company could incur $1.00 of additional Indebtedness under the first paragraph of the covenant "Limitation on Indebtedness" and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate that such designation complied with the foregoing provisions.

     "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

                         BOOK-ENTRY; DELIVERY AND FORM

     Our new notes will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons (each a "Global Note") and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC, ownership of beneficial interests in a Global Exchange Note will be limited to participants that have accounts with DTC or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Beneficial owners may hold their interests in a Restricted Global Note directly through DTC if they are participants in such system, or indirectly through organization which are participants in such system.

     So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of our mew notes represented by such Global Note for all purposes under our mew notes and the Indentures related thereto. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the applicable Indenture.

     Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participant's accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

     We expect that DTC will take any action permitted to be taken by a holder of our notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participant's has or have given such direction. However, if there is an Event of Default under the notes, DTC will exchange the applicable Global Note for Certificated Notes, which it will distribute to its participants.

     We understand that: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of its obligations under the rules and procedures governing its operations.

     If DTC at any time unwilling or unable to continue as a depositary for the Global Notes and successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Notes.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS


     The following discussion summarizes certain United States federal income tax consequences resulting from the exchange of our new registered notes for Omnipoint's outstanding notes. It is provided for general informational purposes only. It is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, Internal Revenue Service rulings, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. The discussion does not address all of the U.S. federal income tax consequences that may be relevant to an Omnipoint noteholder in light of the holder's particular tax situation, nor does it address any aspect of state, local or foreign taxation. The tax treatment of a holder may vary depending upon its particular circumstances, and the discussion does not apply to certain holders (including insurance companies, tax-exempt organizations, banks and other financial institutions and broker-dealers) that are members of a class of holders subject to special rules. The discussion assumes that the outstanding Omnipoint notes are held as "capital assets" within the meaning of section 1221 of the Code.


     EACH HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES TO IT OF TENDERING OR FAILING TO TENDER OMNIPOINT'S NOTES, INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAW.

U.S. FEDERAL INCOME TAXATION OF U.S. HOLDERS

     The discussion under this heading, "U.S. Federal Income Taxation of U.S. Holders," assumes that each holder of Omnipoint notes is a U.S. holder, meaning a holder of notes that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.


     TAX CONSEQUENCES OF THE OFFER TO U.S. HOLDERS



     Exchange of Outstanding Omnipoint Notes for our New Registered Notes. The exchange of an outstanding Omnipoint note for our new registered note by a U.S. holder will constitute a taxable exchange. As a result, the U.S. holder generally will recognize ordinary interest income in an amount equal to the accrued but unpaid interest on the holder's outstanding Omnipoint note that has not previously been recognized. In addition, the U.S. holder generally will recognize gain or loss equal to the difference between (i) its tax basis in its outstanding Omnipoint note (less any basis attributable to accrued but unpaid interest), and (ii) the issue price of our new registered note (less an amount equal to accrued but unpaid interest). The issue price of our new registered notes should equal their fair market value on the date of the exchange (assuming that they are "publicly traded" as defined in the applicable Treasury Regulations). Any gain or loss recognized generally would be capital gain or loss, and would be long-term if the U.S. holder has held the outstanding Omnipoint note for more than one year at the time of the exchange. However, a U.S. holder who purchased its outstanding Omnipoint note for less than its principal amount may recognize ordinary income rather than capital gain under the "market discount" rules discussed under the heading "Market Discount" below.



     The U.S. holder's tax basis in our new registered note should equal the issue price of the note, as set forth in the preceding paragraph, and the U.S. holder would have a new holding period for such note beginning on the day after the exchange.



     Market Discount. An Omnipoint noteholder that is subject to gain recognition under the rules discussed above and that purchased the Omnipoint notes for less than their principal amount may recognize ordinary income rather than capital gain under the market discount rules. Under these rules, unless the U.S. holder has made an election to include market discount in income as it accrues, any gain recognized by the U.S. holder will be treated as ordinary income to the extent of any market discount that has accrued for the period it has owned the Omnipoint notes. Market discount generally equals the excess, if any, of (i) the unpaid principal balance of the note at the time it is acquired by the U.S. holder, over (ii) the U.S. holder's tax basis in the note immediately after its acquisition (subject to a de minimis exception pursuant to which market discount is considered to be zero if it is less than 0.25 percent of the unpaid principal balance of the note multiplied by the number of complete years to maturity from the date of acquisition). In general, market discount is treated as accruing over the term of the note on a straight-line basis unless the U.S. holder elects to accrue on a constant-yield basis. If the gain recognized by a U.S. holder is in excess of the accrued market discount, such excess will generally be treated as capital gain.


     TAX CONSEQUENCES FOR A U.S. HOLDER OF HOLDING OUR NEW REGISTERED NOTES

     Payment of Interest on Our New Registered Notes. Interest paid or payable on our new registered notes will be taxable to a U.S. holder as ordinary interest income, generally at the time it is received or accrued, in accordance with the holder's regular method of accounting for U.S. federal income tax purposes.


     Possible Original Issue Discount on Our New Registered Notes. Our new registered notes will be treated as having been issued with original issue discount ("OID") if, their principal amount is greater than their issue price. The issue price of our new registered notes should be their fair market value on the date of the exchange (assuming they are "publicly traded" as defined in applicable Treasury Regulations). Any OID on the notes must be accrued over the term of the notes using a constant-yield method. As a result, a U.S. holder may have to include OID in income before the cash attributable to such income is received.


     Sale, Exchange or Retirement of Our New Registered Notes. Upon the sale, exchange, redemption, retirement at maturity or other disposition of our new registered note, a U.S. holder generally will recognize taxable gain or loss equal to the difference between the sum of the cash plus the fair market value of all other property received (other than any amount that is attributable to accrued but unpaid interest, which will be treated as ordinary interest income) and the U.S. holder's tax basis in the note (less any basis attributable to accrued but unpaid interest). A U.S. holder's tax basis in a note received pursuant for the offers generally will be as described above, adjusted to include previous inclusions of OID with respect to the note, if any.


     Gain or loss recognized on the disposition of our new registered note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, the U.S. holder has held the note for more than one year. However, a U.S. holder who purchased our note for less than its principal amount may recognize ordinary income rather than capital gain under the "market discount" rules discussed above under the heading "Market Discount."


U.S. FEDERAL INCOME TAXATION OF FOREIGN HOLDERS

     The discussion under this heading, "U.S. Federal Income Taxation of Foreign Holders," assumes that a holder of Omnipoint notes is a foreign holder, meaning a holder of a note that is, for U.S. federal income tax purposes, (a) a nonresident alien individual, (b) a corporation organized or created under non-U.S. law, (c) an estate that is not taxable in the United States on its worldwide income, or (d) a trust that either is not subject to primary supervision over its administration by a U.S. court or not subject to the control of a U.S. person with respect to all substantial decisions of the trust.

     THIS DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES TO FOREIGN HOLDERS THAT ARE SUBJECT TO U.S. FEDERAL INCOME TAXATION ON A NET BASIS ON INCOME OR GAIN REALIZED WITH RESPECT TO A NOTE BECAUSE SUCH INCOME IS EFFECTIVELY CONNECTED WITH THE CONDUCT OF A U.S. TRADE OR BUSINESS.

     Exchange of Outstanding Omnipoint Notes Pursuant to the Exchange Offer, and Sale, Exchange or Retirement of our New Registered Notes. A foreign holder generally will not be subject to U.S. federal income tax (and generally no tax will be withheld) with respect to gain realized on the sale or exchange of the outstanding Omnipoint notes pursuant to the offer, or on the sale, exchange, redemption, retirement at maturity or other disposition of our new registered note, unless (a) the foreign holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and, generally, either has a "tax home" or an "office or other place of business" in the United States, or (b) the foreign holder is subject to tax pursuant to the provisions of U.S. federal income tax law applicable to certain expatriates. In addition, generally no tax will be withheld from any amount received by a foreign holder pursuant to the exchange offer that is attributable to accrued but unpaid interest on the holder's outstanding Omnipoint notes if the holder meets the conditions set forth below under the heading, "Payment of Interest on Our Registered Notes."

     Payment of Interest on Our Registered Notes. Subject to the discussion of backup withholding below, if you are a foreign holder of our new registered note, we and our paying agents will not be required to deduct United States withholding tax from payments of principal, premium, if any, and interest, including OID if any, on the notes to you if, in the case of interest:

     - you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

     - you are not a controlled foreign corporation that is related to us through stock ownership, and

     - you certify to us or a U.S. payor of interest on the notes, under penalties of perjury, that you are not a beneficial owner of the notes that is a U.S. holder and provide your name and address, or

     - a non-U.S. securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the note certifies to us or a U.S. payor of interest on the notes under penalties of perjury that a similar statement has been received from you by it or by a similar financial institution between it and you and furnishes the payor with a copy thereof.

     Further, a new registered note of ours held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for United States federal estate tax purposes if:

     - the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote at the time of death, and

     - the income on the note would not have been effectively connected with a United States trade or business of the decedent at the same time.

     If you receive a payment after December 31, 2000, recently finalized Treasury Regulations will apply. Under these regulations, after December 31, 2000, you may use an alternative method to satisfy the certification requirement described above. Additionally, if you are a partner in a foreign partnership, after December 31, 2000, you (in addition to the foreign partnership) must provide the certification described above. The IRS will apply a look-through rule in the case of tiered partnerships.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     U.S. HOLDERS

     Information Reporting. Information statements will be provided to the IRS and the U.S. holders whose Omnipoint Notes are exchanged for our new registered Notes, reporting the payment of the offer consideration (except with respect to holders that are exempt from the information reporting rules, such as corporations and tax-exempt organizations).


     Backup Withholding and Substitute Form W-9. Under U.S. federal income tax law, a backup withholding tax equal to 31% of the offer consideration will apply if a U.S. holder who tenders notes is not exempt from backup withholding and (i) fails to furnish such holder's taxpayer identification number, commonly referred to as a TIN (which, for an individual, is his or her Social Security Number) to the Exchange Agent in the manner required, (ii) furnishes an incorrect TIN and the payor is so notified by the IRS, (iii) is notified by the IRS that such holder has failed to report repayments of interest and dividends or (iv) in certain circumstances, fails to certify, under penalties of perjury, that such holder has not been notified by the IRS that such holder is subject to backup withholding. Backup withholding is not an additional tax. Rather, any amounts withheld from a payment to a holder under the backup withholding rules are allowed as a refund or credit against such holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.


     FOREIGN HOLDERS

     You are generally exempt from backup withholding and information reporting with respect to any payments of principal, premium or interest, made by us and our payors provided that you provide the certification described under the heading, "U.S. Federal Income Taxation of Foreign Holders -- Payment of Interest on our New Registered Notes," and provided further that the payor does not have actual knowledge that you are a U.S. holder. In this regard, you should note the discussion above under the same heading with respect to the rules under the final withholding regulations.

     In general, payment of the proceeds from the sale or taxable exchange of notes to or through a United States office of a broker is subject to both United States backup withholding and information reporting, unless you are a foreign holder and certify as to your non-U.S. status under penalties of perjury or otherwise establish an exemption. Payments of the proceeds from the sale or taxable exchange by a foreign holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding. However, information reporting, but not backup withholding, may apply to a payment made outside the United States of the proceeds of a sale or taxable exchange of a note through an office outside the United States if the broker is:

     - a United States person,

     - a controlled foreign corporation for United States tax purposes,

     - a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or

     - with respect to payments made after December 31, 2000, a foreign partnership, if at any time during its tax year:

      - one or more of its partners are "U.S. persons" (as defined in U.S. Treasury regulations) who in the aggregate own more than 50% of the income or capital interest in the partnership, or

      - such foreign partnership is engaged in a United States trade or business,

unless the broker has documentary evidence in its records that you are a non-U.S. person and does not have actual knowledge that you are a U.S. person, or you otherwise establish an exemption.

                              PLAN OF DISTRIBUTION

     Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such notes. Any broker-dealer that resells notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

     We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Offering are being passed upon for the Company by Friedman Kaplan & Seiler LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements incorporated by reference in this prospectus and registration statement, as it relates to VoiceStream Wireless Corporation and Aerial Communications, Inc., have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm, as experts in giving said reports.

     The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                         WHERE TO FIND MORE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission and Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, Suite 1300, New York, New York 10048. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. Copies of such material can also be obtained at prescribed rates upon request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Information relating to indemnification of directors and officers is incorporated by reference herein from Item 14 of the Company's Registration Statement on Form S-1 (No. 33-59630).

ITEM 21.  EXHIBITS.


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 2.1(1)        Agreement and Plan of Reorganization by and among
               VoiceStream Wireless Holding Corporation, Omnipoint
               Corporation and VoiceStream Wireless Corporation, dated June
               23, 1999.
 2.1.1(1)      First Amendment to Agreement and Plan of Reorganization by
               and among VoiceStream Wireless Holding Corporation,
               Omnipoint Corporation and VoiceStream Wireless Corporation,
               dated as of December 30, 1999.
 2.2(1)        Agreement and Plan of Reorganization dated September 17,
               1999 among VoiceStream Wireless Corporation, VoiceStream
               Wireless Holding Corporation, VoiceStream Subsidiary III
               Corporation, Aerial Communications, Inc. and Telephone and
               Data Systems, Inc.
 3.1(1)        Amended and Restated Certificate of Incorporation.
 3.2(2)        Bylaws of VoiceStream Wireless Corporation.
 4.1*          Form of Indenture between the registrant and HSBC.
 5.1*          Opinion of Friedman Kaplan & Seiler.
10.1(3)        Agreement and Plan of Distribution between Western Wireless
               Corporation and VoiceStream Wireless Corporation, dated
               April 9, 1999.
10.2(4)        Waiver Agreement by and among Western Wireless Corporation,
               Western PCS Corporation and certain of Western Wireless
               Corporation's shareholders, dated November 30, 1994.
10.3(4)        Western PCS Corporation Series A Preferred Stock Purchase
               Agreement among Western Wireless Corporation, Western PCS
               Corporation and the Purchasers listed therein, dated April
               10, 1995.
10.4(4)        PCS 1900 Project and Supply Agreement between Western PCS
               Corporation and Northern Telecom Inc., dated June 30, 1995.
10.5(5)        Amendment No. 1 to PCS 1900 Supply Agreement between Western
               PCS Corporation and Northern Telecom Inc., dated July 25,
               1996.
10.6(5)        Amendment No. 2 to PCS 1900 Supply Agreement between Western
               PCS Corporation and Northern Telecom Inc., dated July 25,
               1996.
10.7(6)        Amendment No. 3 to PCS Supply Agreement between Western PCS
               Corporation and Northern Telecom Inc., dated October 14,
               1996.
10.8(7)        Amendment Number 4 to PCS 1900 Project and Supply Agreement
               by and between Western PCS Corporation and Northern Telecom
               Inc., dated March 26, 1998.
10.9(8)        Amendment Number 5 to PCS 1900 Project and Supply Agreement
               between VoiceStream Wireless Corporation and Northern
               Telecom Inc., dated September 17, 1998.

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
10.10(9)       Amendment No. 6 to PCS 1900 Project and Supply Agreement by
               and between VoiceStream Wireless Corporation and Northern
               Telecom Inc.
10.11(10)      Amendment No. 7 to PCS 1900 -- Project and Supply Agreement
               by and between VoiceStream Wireless Corporation and Northern
               Telecom Inc., dated May 14, 1999.
10.12(4)       PCS Block "C" Organization and Financing Agreement by and
               among Western PCS BTA I Corporation, Western Wireless
               Corporation, Cook Inlet PV/SS PCS Partners, L.P., Cook Inlet
               Telecommunications, Inc., SSPCS Corporation and Providence
               Media Partners L.P., dated as of November 5, 1995.
10.13(4)       Limited Partnership Agreement by and between Cook Inlet
               PV/SS PCS Partners, L.P. and Western PCS BTA I Corporation,
               dated as of November 5, 1995.
10.14(4)       First Amendment to Block "C" Organization and Financing
               Agreement and Cook Inlet Western Wireless PV/SS PCS, L.P.
               Limited Partnership Agreement by and among Western PCS BTA I
               Corporation, Western Wireless Corporation, Cook Inlet PV/SS
               PCS Partners, L.P., Cook Inlet Telecommunications, Inc.,
               SSPCS Corporation and Providence Media Partners L.P., dated as of April 8, 1996.
10.15(5)       Second Amendment to Block "C" Organization and Financing
               Agreement and Cook Inlet Western Wireless PV/SS PCS, L.P.
               Limited Partnership Agreement by and among Western PCS BTA I
               Corporation, Western Wireless Corporation, Cook Inlet PV/SS
               PCS Partners, L.P., Cook Inlet Telecommunications, Inc.,
               SSPCS Corporation and Providence Media Partners L.P., dated as of June 27, 1996.
10.16(5)       Third Amendment to Block "C" Organization and Financing
               Agreement and Cook Inlet Western Wireless PV/SS PCS, L.P.
               Limited Partnership Agreement and First Amendment to
               Technical Services Agreement by and among Western PCS BTA I
               Corporation, Western Wireless Corporation, Cook Inlet PV/SS
               PCS Partners, L.P., Cook Inlet Telecommunications, Inc.,
               SSPCS Corporation, Providence Media Partners L.P. and Cook
               Inlet Western Wireless PV/SS PCS, L.P., dated July 30, 1996.
10.17(4)       Asset Purchase Agreement between Western PCS III License
               Corporation as Buyer and GTE Mobilnet Incorporated as
               Seller, dated January 16, 1996.
10.18(4)       Waiver Agreement by and among Western Wireless Corporation,
               Western PCS Corporation and certain of Western Wireless
               Corporation's shareholders, dated February 15, 1996.
10.19(11)      Software License Maintenance and Subscriber Billing Services
               Agreement, dated June 1997.
10.20(11)      First Amendment to Software License, Maintenance and
               Subscriber Billing Services Agreement dated December 1997, between CSC Intelicom, Inc., and Western Wireless
               Corporation.
10.21(12)      Iowa Wireless Services, L.P. Limited Partnership Agreement,
               dated as of September 30, 1997, by and between INS Wireless,
               Inc., as General Partner, and Western PCS I Iowa
               Corporation, as Limited Partnership.
10.22(12)      Agreement to Form Limited Partnership dated September 30,
               1997, by and among Western PCS Iowa Corporation, a Delaware corporation, INS Wireless, Inc., an Iowa corporation,
               Western PCS I Corporation, a Delaware corporation, and Iowa
               Network Services, Inc., an Iowa corporation.

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
10.23(12)      Purchase Agreement by and among Western PCS Corporation,
               Western Wireless Corporation, Hutchison Telecommunications
               Limited and Hutchison Telecommunications PCS (USA) Limited
               dated October 14, 1997.
10.24(11)      Letter Agreement dated December 16, 1997, between Western
               Wireless Corporation and Intelicom Services, Inc. to provide products and services pursuant to the Software License
               Maintenance and Subscriber Billing Services Agreements and
               First Amendment thereto.
10.25(12)      Services Agreement by and between Western Wireless
               Corporation and Western PCS Corporation.
10.26(12)      Shareholders Agreement by and among Western Wireless
               Corporation, Hutchison Telecommunications PCS (USA) Limited
               and Western PCS Corporation, dated February 17, 1998.
10.27(3)       Tax Sharing Agreement by and between Western Wireless
               Corporation and Western PCS Corporation, dated February 17,
               1998. (Contained as an exhibit to the Agreement and Plan of
               Distribution).
10.28(3)       First Amendment to Tax Sharing Agreement by and between
               Western Wireless Corporation and VoiceStream Wireless
               Corporation, dated May 3, 1999.
10.29(7)       Supply Contract by and between Western PCS Corporation and
               Nokia Telecommunications Inc., dated March 9, 1998.
10.30(7)       Purchase and Sale Agreement by and between Nokia Mobile
               Phones, Inc. and Western PCS Corporation, dated March 9,
               1998.
10.31(8)       Exchange Rights and Grant Agreement by and among Western PCS
               BTA I Corporation, Western Wireless Corporation, Cook Inlet
               Telecommunications, Inc. and VoiceStream Wireless
               Corporation, dated December 17, 1998.
10.32(8)       Exchange Rights and Grant Agreement by and among Western PCS
               BTA I Corporation, Western Wireless Corporation, SSPCS
               Corporation and VoiceStream Wireless Corporation, dated
               January 19, 1999.
10.33(3)       Cook Inlet/VoiceStream PCS LLC Limited Liability Company
               Agreement by and between Cook Inlet GSM Company and Western
               PCS BTA I Corporation, dated February 11, 1999.
10.34(3)       Registration Rights Agreement by and among VoiceStream
               Wireless Corporation, Hellman & Friedman Capital Partners
               II, L.P., H&F Orchard Partners, L.P., H&F International
               Partners, L.P., John W. Stanton, Theresa E. Gillespie, PN
               Cellular, Inc., Stanton Family Trust, Stanton Communications
               Corporation, GS Capital Partners, L.P., The Goldman Sachs
               Group, L.P., Bridge Street Fund 1992, L.P., Stone Street
               Fund 1992, L.P., and Providence Media Partners L.P., dated
               May 3, 1999.
10.35(3)       Shareholders Agreement by and among VoiceStream Wireless
               Corporation, Western Wireless Corporation, Hutchison
               Telecommunications Holdings (USA) Limited and Hutchison
               Telecommunications PCS (USA) Limited, dated May 3, 1999.
10.36(3)       First Amendment to Shareholders Agreement by and among
               VoiceStream Wireless Corporation, Western Wireless
               Corporation, Hutchison Telecommunications Holdings (USA)
               Limited and Hutchison Telecommunications PCS (USA) Limited
               dated.

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
10.37(9)       Indenture by and between VoiceStream Wireless Corporation
               and Harris Trust Company, dated May 14, 1999, relating to
               12% Series A Senior Debentures due 2011 and 12% Senior
               Debentures due 2011.
10.38(13)      Purchase Agreement, dated as of June 23, 1999, between
               Omnipoint Corporation and Cook Inlet/VS GSM II PCS, LLC.
10.39(13)      Purchase Agreement, dated as of June 23, 1999, between
               Omnipoint Corporation and Cook Inlet/VS GSM III PCS, LLC.
10.40(13)      Stock Subscription Agreement, dated as of June 23, 1999, by and among VoiceStream Wireless Corporation, Hutchison
               Telecommunications Limited and Hutchison Telecommunications
               PCS (USA) Limited.
10.41(13)      Securities Purchase Agreement, dated as of June 23, 1999, by and among VoiceStream Wireless Corporation, Hutchison
               Communications PCS (USA) Limited and Omnipoint Corporation.
10.42(4)       Employment Agreement by and between Robert R. Stapleton and
               Western Wireless Corporation, dated March 12, 1996.
10.43(4)       Employment Agreement by and between Cregg B. Baumbaugh and
               Western Wireless Corporation, dated March 12, 1996.
10.44(14)      Employment Agreement by and between Timothy Wong and Western
               Wireless Corporation, dated February 10, 1998.
10.45(14)      Employment Agreement by and between Robert Dotson and
               Western Wireless Corporation, dated February 10, 1998.
10.46(3)       Assignment and Assumption Agreement by and between Western
               Wireless Corporation and VoiceStream Wireless Corporation
               with respect to the Employment Agreement of Robert R.
               Stapleton, dated May 3, 1999.
10.47(3)       Assignment and Assumption Agreement by and between Western
               Wireless Corporation and VoiceStream Wireless Corporation
               with respect to the Employment Agreement of Cregg B.
               Baumbaugh, dated May 3, 1999.
10.48(3)       Assignment and Assumption Agreement by and between Western
               Wireless Corporation and VoiceStream Wireless Corporation
               with respect to the Employment Agreement of Timothy Wong,
               dated May 3, 1999.
10.49(3)       Assignment and Assumption Agreement by and between Western
               Wireless Corporation and VoiceStream Wireless Corporation
               with respect to the Employment Agreement of Robert Dotson, dated May 3, 1999.
10.50(15)      Employment Agreement, dated as of January 1, 1999, by and
               between Omnipoint and Douglas G. Smith.
10.51(16)      Employment Agreement, effective October 1, 1995, by and
               between Omnipoint, Omnipoint Communications Inc. and George
               F. Schmitt.
10.52(16)      Promissory Note, dated October 1, 1995, by George F.
               Schmitt.
10.53(16)      Stock Restriction Agreement, dated October 1, 1995, by and between Omnipoint and George F. Schmitt.
10.54(17)      First Amendment to Stock Restriction Agreement, dated as of
               June 21, 1999, by and between Omnipoint Communications, Inc.
               and George F. Schmitt.
10.55(18)      Employment Agreement, dated November 3, 1996, by and between
               Omnipoint and Kjell S. Andersson.

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
10.56(18)      Amendment to Employment Agreement dated as of February 24,
               1997, between Omnipoint and Kjell S. Andersson.
10.57(18)      Promissory Note, dated February 24, 1997, by Kjell S.
               Andersson.
10.58(18)      Stock Restriction Agreement, dated February 24, 1997, by and between Omnipoint and Kjell S. Andersson.
10.59(15)      Employment Agreement, dated as of April 23, 1999, by and
               between Omnipoint and Harry Plonskier.
10.60(16)      Amended and Restated Registration Rights Agreement, dated
               June 29, 1995, by and among Omnipoint and the parties named therein.
10.61(16)      OEM Supply Agreement for Omnipoint PCS (Personal
               Communication Systems) Products, dated September 22, 1994, by and between Omnipoint and Northern Telecom Inc.
10.62(16)      Manufacturing License and Escrow Agreement for Personal
               Communication Service Products, dated February 28, 1995, by and between Omnipoint and Northern Telecom Inc.
10.63(16)      Collaborative Development Agreement, dated March 1, 1995, by and between Omnipoint and Northern Telecom Inc.
10.64(16)      Supply Agreement, dated September 22, 1994, by and between
               Omnipoint Communications Inc. and Northern Telecom Inc.
10.65(16)      Amendment No. 1 to Supply Agreement dated July 21, 1995, by and between Omnipoint Communications Inc. and Northern
               Telecom Inc.
10.66(16)      Letter Agreement, dated January 24, 1996, by and between
               Omnipoint and Ericsson Inc.
10.67(19)      Acquisition Agreement for Ericsson CMS 40 Personal
               Communications Systems (PCS) Infrastructure Equipment, dated as of April 16, 1996, by and between Ericsson Inc. and
               Omnipoint Communications.
10.68(19)      Acquisition Supply and License Agreement for Omnipoint
               Personal Communications Systems (PCS) Infrastructure
               Equipment, dated as of April 16, 1996, by and between
               Ericsson Inc. and Omnipoint.
10.69(19)      Agreement for Purchase and Sale of Ericsson Inc. Masko
               Terminal Units, dated as of April 16, 1996, by and between
               Ericsson, Inc. and Omnipoint Communications Inc.
10.70(20)      Purchase Agreement by and among Omnipoint Corporation,
               Donaldson, Lufkin & Jenrette Securities Corporation,
               BancAmerica Robertson Stephens, Bear, Stearns & Co., Inc.
               and Smith Barney Inc., dated May 1, 1998.
10.71(20)      Deposit Agreement by and among Omnipoint Corporation, Marine
               Midland Bank, and the Holders from time to time of the
               Depositary Shares, dated May 6, 1998.
10.72(20)      Deposit Account Agreement by and between Omnipoint
               Corporation and The First National Bank of Maryland, dated
               May 6, 1998.
10.73(23)      Note Purchase Agreement by and among Omnipoint Corporation,
               IBJ Schroder Bank & Trust Company, as paying agent, and
               certain initial purchasers named therein, dated December 21,
               1998.

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
10.74(2)       Securities Purchase Agreement by and among VoiceStream
               Wireless Corporation, Hutchison Telecommunications PCS (USA)
               Limited and Omnipoint Corporation, dated as of June 23,
               1999.
10.75(22)      PCS Infrastructure Supply Contract, dated as of March 1,
               1996, between Aerial and Nokia Telecommunications, Inc.
10.76(23)      Tax Settlement Agreement dated March 12, 1999, by and
               between Aerial, Aerial Operating Company, Inc. and Telephone and Data Systems, Inc.
10.77(24)      Stockholder Agreement dated as of September 17, 1999, by and between Telephone and Data Systems, Inc. and stockholders of
               Aerial Communications, Inc., and VoiceStream Wireless
               Corporation, and VoiceStream Wireless Holding Corporation.
10.78(24)      Indemnity Agreement, dated as of September 17, 1999, among
               VoiceStream Wireless Corporation, VoiceStream Wireless
               Holding Corporation, Aerial Communications, Inc., Aerial
               Operating Company, Inc., and Telephone and Data Systems,
               Inc.
10.79(24)      Debt/Equity Replacement Agreement dated as of September 17,
               1999, made by and among Telephone and Data Systems, Inc.,
               Aerial Communications, Inc., Aerial Operating Company, Inc.,
               VoiceStream Wireless Corporation, and VoiceStream Wireless
               Holding Corporation.
10.80(24)      Parent Stockholder Agreement dated as of September 17, 1999, by and among Aerial Communications, Inc., Telephone and Data
               Systems, Inc., VoiceStream Wireless Corporation, VoiceStream
               Wireless Holding Corporation and the individuals and
               entities set forth on Schedule I thereto.
10.81.1(15)    Consent and Amendment dated as of November 12, 1999, by and among Aerial Communications, Inc., Telephone and Data
               Systems, Inc., VoiceStream Wireless Corporation, VoiceStream
               Wireless Holding Corporation, and Hellman & Friedman Capital
               Partners II, H&F Orchard Partners, L.P., H&F International
               Partners, L.P., John W. Stanton, Theresa Gillespie, PN
               Cellular, Inc., Stanton Family Trust, Stanton Communications
               Corporation, GS Capital Partners, L.P., The Goldman Sachs
               Group, Inc., Bridge Street Fund 1992, L.P., Stone Street
               Fund 1992, L.P., Providence Media Partners, L.P., Hutchison
               Telecommunications Holdings (USA) Limited, and Hutchison
               Telecommunications PCS (USA) Limited.
10.82(24)      Settlement Agreement and Release, entered into as of
               September 17, 1999 by and among Sonera Ltd., Sonera
               Corporation U.S., Telephone and Data Systems, Inc., Aerial
               Communications, Inc., and Aerial Operating Company, Inc.
10.83(25)      Stock Subscription Agreement, dated as of February 11, 2000, by and among VoiceStream Wireless Corporation and Microcell
               Telecommunications Inc.
10.84(26)      Shareholders Agreement of Microcell Telecommunications,
               dated as of February 11, 2000 by and between VoiceStream
               Wireless Corporation and Telesystem Enterprises (T.E.L.)
               Ltd.
10.85(26)      Credit Agreement dated as of February 25, 2000, by and among
               VoiceStream PCS Holdings L.L.C., Omnipoint Finance, L.L.C.,
               Chase Securities Inc., Bank of America Securities L.L.C., TD
               Securities (USA) Inc., Goldman Sachs Credit Partners L.P.,
               Barclays Capital and SG Cowen, Toronto Dominion (Texas) Inc.
12.1(27)       Statements re computation of ratios
23.1*          Consent of Arthur Andersen LLP (VoiceStream)

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
23.2*          Consent of PricewaterhouseCoopers, LLP (Omnipoint)
23.3*          Consent of Arthur Andersen LLP (Aerial)
23.4*          Consent of Friedman Kaplan & Seiler (included in Exhibit
               5.1)
25.1*          Statement of Eligibility under the Trust Indenture Act of
               1939, as amended, of HSBC on Form T-1
99.1           Form of Letter of Transmittal
99.2           Form of Notice of Guaranteed Delivery
99.3           Form of Letter to Brokers, Dealers, Commercial Banks, Trust
               Companies and Other Nominees
99.4           Form of Letter to Clients


-------------------------

 * Previously filed


 (1) Incorporated by reference to the exhibit filed with the VoiceStream Wireless Holding Corporation to Registration Statement on Form S-4 (Commission File No. 333-89735), filed January 24, 2000.

 (2) Incorporated by reference to the exhibit filed with the VoiceStream Wireless Holding Corporation Registration Statement on Form S-4 (Commission File No. 333-89735).

 (3) Incorporated by reference to the exhibit filed with VoiceStream Wireless Corporation Form 10/A, filed with the SEC on April 13, 1999.

 (4) Incorporated by reference to the exhibit filed with the Western Wireless Corporation Registration Statement on Form S-1 (Commission File No. 333-2432), filed with the SEC on March 15, 1996.

 (5) Incorporated by reference to the exhibit filed with the Western Wireless Corporation Registration Statement on Form S-4 (Commission File No. 333-14859), filed with the SEC on October 25, 1996.

 (6) Incorporated by reference to the exhibit filed with the Western Wireless Corporation Annual Report on Form 10-K for the year ended December 31, 1996 (Commission File No. 0-28160), filed with the SEC on March 31, 1997.

 (7) Incorporated by reference to the exhibit filed with the Western Wireless Corporation Form 10-Q/A for the quarter ended June 30, 1998 (Commission File No. 0-28160), filed with the SEC on August 17, 1998.

 (8) Incorporated by reference to the exhibit filed with the VoiceStream Wireless Corporation Form 10 (Commission File No. 0-25441), filed with the SEC on February 24, 1999.

 (9) Incorporated by reference to the exhibit filed with the VoiceStream Wireless Corporation Form 8-K, filed with the SEC on May 27, 1999.

(10) Incorporated by reference to the exhibit filed with the VoiceStream Wireless Corporation Form 10-Q, filed with the SEC on August 9, 1999.

(11) Incorporated by reference to the exhibit filed with the Western Wireless Corporation Annual Report on Form 10-K for the year ended December 31, 1997 (Commission File No. 0-28160), filed with the SEC on March 27, 1998.

(12) Incorporated by reference to the exhibit filed with the Western Wireless Corporation Form 10-Q for the quarter ended September 30, 1997 (Commission File No. 0-28160), filed with the SEC on November 6, 1997.

(13) Incorporated by reference to the exhibit filed with the VoiceStream Wireless Corporation form 8-K, filed with the SEC on July 7, 1999.

(14) Incorporated by reference to the Western Wireless Corporation Form 10-Q for the quarter ended March 31, 1998 (Commission File No. 0-28160), filed with the SEC on May, 11, 1998.

(15) Incorporated by reference to the exhibit filed with the VoiceStream Wireless Holding Corporation Registration Statement on Form S-4 (Commission File No. 333-89735), filed December 3, 1999.

(16) Incorporated herein by reference to Omnipoint's Registration Statement on Form S-1 (Commission File No. 33-98360).

(17) Incorporated by reference to the exhibit filed with the VoiceStream Wireless Holding Corporation Registration Statement on Form S-4 (Commission File No. 333-89735), filed December 29, 1999.

(18) Incorporated herein by reference to Omnipoint's Annual Report on Form 10-K for the year ended December 31, 1996.

(19) Incorporated herein by reference to Omnipoint's Current Report on form 8-K, filed May 3, 1996. Portions of this Exhibit were omitted and filed separately with the Secretary of the Commission pursuant to Omnipoint's application requesting confidential treatment under Rule 24b-2 of the Exchange Act of 1934, filed with the SEC on May 3, 1996.

(20) Incorporated herein by reference to Omnipoint's Quarterly Report on Form 10-Q, filed with the SEC on May 15, 1998.

(21) Incorporated herein by reference to Omnipoint's Current Report on Form 8-K, filed with the SEC on December 29, 1998.

(22) Incorporated by reference to Exhibit 10.13 to Aerial's Amendment No. 1 to Form S-1 (Commission File No. 333-1514), filed with the SEC on March 29, 1996.

(23) Incorporated by reference to Exhibit 10.22 to Aerial Annual Report on Form 10-K for the year ended December 31, 1998 (Commission File No. 0-28262), filed with the SEC on March 31, 1996.

(24) Incorporated herein by reference to the Telephone and Data Systems, Inc. Form 8-K, filed with the SEC on September 17, 1999.

(25) Incorporated herein by reference to VoiceStream's Form 8-K filed with the SEC On March 3, 2000.

(26) Incorporated by reference to VocieStream Annual Report on Form 10-K for
     1999.

(27) Incorporated by reference to Exhibit 12.1 to Registration Statement of VoiceStream on Form S-4 filed with the SEC on March 23, 2000 (Commission File No. 333-33168)

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 2 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated document by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (e) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant
has duly caused this   to the Registration Statement on Form S-4 to be signed on
its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on this 20th day of April, 2000.


                                          VOICESTREAM WIRELESS CORPORATION


                                          By: /s/    ALAN R. BENDER

                                            ------------------------------------

                                                       Alan R. Bender

                                                  Executive Vice President

                               POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.



                       NAME                                       TITLE                     DATE
                       ----                                       -----                     ----
               /s/ JOHN W. STANTON*                  Chairman of the Board and Chief   April 20, 2000
---------------------------------------------------    Executive Officer (Principal
                  John W. Stanton                      Executive Officer)

             /s/ ROBERT R. STAPLETON*                President and Director            April 20, 2000
---------------------------------------------------
                Robert R. Stapleton

               /s/ DOUGLAS G. SMITH*                 Vice Chairman and Director        April 20, 2000
---------------------------------------------------
                 Douglas G. Smith

                /s/ DONALD GUTHRIE*                  Vice Chairman and Director        April 20, 2000
---------------------------------------------------
                  Donald Guthrie

              /s/ CREGG B. BAUMBAUGH*                Executive Vice                    April 20, 2000
---------------------------------------------------    President -- Finance, Strategy
                Cregg B. Baumbaugh                     and Development (Principal
                                                       Financial Officer)

              /s/ PATRICIA L. MILLER*                Vice President and Controller     April 20, 2000
---------------------------------------------------    (Principal Accounting Officer)
                Patricia L. Miller

              /s/ MITCHELL R. COHEN*                 Director                          April 20, 2000
---------------------------------------------------
                 Mitchell R. Cohen

                       NAME                                       TITLE                     DATE
                       ----                                       -----                     ----
               /s/ DANIEL J. EVANS*                  Director                          April 20, 2000
---------------------------------------------------
                  Daniel J. Evans

              /s/ RICHARD L. FIELDS*                 Director                          April 20, 2000
---------------------------------------------------
                 Richard L. Fields

               /s/ CANNING K.N. FOK*                 Director                          April 20, 2000
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                 Canning K.N. Fok

              /s/ JONATHAN M. NELSON*                Director                          April 20, 2000
---------------------------------------------------
                Jonathan M. Nelson

              /s/ TERENCE M. O'TOOLE*                Director                          April 20, 2000
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                Terence M. O'Toole

             /s/ JAMES N. PERRY, JR.*                Director                          April 20, 2000
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                James N. Perry, Jr.

                /s/ JAMES J. ROSS*                   Director                          April 20, 2000
---------------------------------------------------
                   James J. Ross

                  /s/ HANS SNOOK*                    Director                          April 20, 2000
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                    Hans Snook

             /s/ SUSAN M.F. WOO CHOW*                Director                          April 20, 2000
---------------------------------------------------
                Susan M.F. Woo Chow

                /s/ FRANK J. SIXT*                   Director                          April 20, 2000
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                   Frank J. Sixt

              /s/ KAJ-ERIK RELANDER*                 Director                          April 20, 2000
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                 Kaj-Erik Relander



* By Alan R. Bender, attorney in fact